UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Tanger Factory Outlet Centers, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2017 Notice of Annual Meeting
of Shareholders and Proxy Statement

May 19, 2017

Corporate Office of Tanger Factory Outlet Centers, Inc.
3200 Northline Avenue, Suite 360
Greensboro, North Carolina 27408

ZALES
TangerOutlets

Pictured: Tanger Outlets Savannah, Georgia - opened in April 2015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 19, 2017

Tanger Factory Outlet Centers, Inc.

3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408
Phone: 336-292-3010
E-mail: tangermail@tangeroutlets.com
NYSE: SKT

DEAR SHAREHOLDERS:

On behalf of the Board of Directors, I cordially invite you to attend the 2017 Annual Meeting of Shareholders of Tanger Factory Outlet Centers, Inc. to be held on Friday, May 19, 2017 at 10:00 a.m., Eastern Time at the Corporate Office of Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, (336) 292-3010 for the following purposes:

1.	To elect the eight director nominees named in the attached Proxy Statement for a term of office expiring at the 2018 annual meeting of shareholders;
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
3.	To approve, on a non-binding basis, named executive officer compensation;
4.	To approve, on a non-binding basis, the frequency of future advisory votes on named executive officer compensation; and
5.	To transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.

Only common shareholders of record at the close of business on March 22, 2017 will be entitled to vote at the meeting or any continuation(s), postponement(s) or adjournment(s) thereof. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Proxy Statement.

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Please vote by internet or telephone as instructed in the Notice Regarding the Availability of Proxy Materials or (if you received printed proxy materials) complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Sincerely,

Chad D. Perry
Executive Vice President,
General Counsel and Secretary

April 5, 2017

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not encompass all the information that you should consider. Please read the Proxy Statement in its entirety before voting. We anticipate that our Proxy Statement and proxy card will be available to shareholders on or about April 5, 2017.

2016 BUSINESS HIGHLIGHTS

The Company believes it achieved superior results in 2016. Among other achievements in 2016, our executive officers and other dedicated employees led the Company to realize the following results:

●

Adjusted funds from operations (“AFFO”) available to common shareholders increased 6.8% to $2.37 per share, or $238.4 million, for the year ended December 31, 2016 (as compared to $2.22 per share, or $221.4 million, for the year ended December 31, 2015).

●	Same center net operating income (referred to as “Same Center NOI") was up 3.3% (extending our record to 53 consecutive quarters of consolidated portfolio Same Center NOI growth).
●	Consolidated portfolio was 97.7% occupied at year-end 2016 (compared to 97.5% on December 31, 2015).
●	Raised regular quarterly common share cash dividend in April by 14% on an annualized basis to $1.30 per share (marking the 23rd consecutive year of increased dividends).
●

Executed 399 leases totaling 1,607,000 square feet throughout our consolidated portfolio with a 20.2% blended increase in average base rental rates (compared to a 22.4% increase for the year ended December 31, 2015).

●	Delivered two new Tanger Outlet Centers totaling 705,000 square feet (an expansion of approximately 5% based on the Company’s overall footprint at the beginning of the year).
●

Strengthened the balance sheet during 2016 by converting $525 million of debt from floating to fixed rates. In addition, the Company recycled $109 million in asset sale proceeds to repay floating rate debt.

●	Maintained a debt-total market capitalization ratio of 32% (same as of December 31, 2015).
●	Interest coverage ratio was 4.40 times for 2016 (as compared to 4.58 times for 2015).
●

Our total shareholder return ("TSR") over the longer-term has significantly performed above market generating a 157% return for our shareholders over the past ten years (as compared to a 71% return generated by the SNL US Equity REIT Index and a 61% return generated by the SNL US Retail REIT Index).

Construction of two additional outlet centers is ongoing, both of which are expected to open in 2017. Tanger expects to complete a 123,000 square foot expansion of its Lancaster, Pennsylvania outlet center during the third quarter. In addition, the Company expects a holiday grand opening for its new 352,000 square foot wholly-owned outlet center in Fort Worth, Texas. Combined, these 2017 projects represent a total investment of approximately $137.9 million with an expected weighted average stabilized yield of approximately 9.3%.

In 2016, we generated over $100 million of cash flow in excess of our dividend, representing a five-year compounded annual cash flow growth rate of 12%. Over and above what we have invested in new developments and expansions, we have reinvested more than $300 million, or about 6% of our enterprise value, into our portfolio over the last 10 years to renovate our properties to be best-in-class and add new sought-after retailers.

During 2016, the Company successfully executed a financing strategy to convert $525 million of debt from floating to fixed interest rates, and further reduced its floating rate debt by an additional $109 million using proceeds from 5 assets sold in 2015 and 2016. As of December 31, 2016, Tanger had a total enterprise value of approximately $5.3 billion including approximately $1.7 billion of debt outstanding, equating to a 32% debt-to-total market capitalization ratio. The Company had $61 million outstanding out of $520 million in available unsecured lines of credit and total outstanding floating rate debt of $191 million, representing 11% of total debt outstanding, or less than 4% of total enterprise value. Approximately 92% of the Company’s consolidated square footage was unencumbered. Tanger’s outstanding debt had a weighted average interest rate of 3.82% and a weighted average term to maturity of approximately 5.9 years as of December 31, 2016.

Thanks in part to these operational results, we were able to return additional value to our shareholders in 2016 by increasing our quarterly dividend per share by 14% (from $0.285 to $0.325), marking the 23rd consecutive annual dividend increase since we became a public company in May 1993.

Funds From Operations (referred to as "FFO"), AFFO and Same Center NOI are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with generally accepted accounting principles (referred to as "GAAP"). For a discussion of FFO, AFFO and Same Center NOI, including a reconciliation to GAAP, please see Appendix A.

4     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROXY STATEMENT SUMMARY

2016 EXECUTIVE COMPENSATION HIGHLIGHTS

The Compensation Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success. In 2016, the Compensation Committee took into account a number of operational and financial factors in setting compensation, including the successful results described above in 2016 Business Highlights.

The Company believes that our current executive compensation program represents a thoughtful, balanced program with a pay-for-performance structure that focuses on Company performance and reflects the feedback of our shareholders.

We believe the Company was in the highest quartile ranking among its peers in several key business metrics, including return on invested capital, return on assets, and return on equity. In addition, in 2016, we achieved a 13% TSR, compared to a 2% return among our peer group. We have also provided our shareholders with positive returns over medium-term periods, but have trailed our peers’ performance. While TSR is important, the Compensation Committee recognizes that there are external and macroeconomic factors that impact this metric. The Compensation Committee believes that incentivizing the management team to continue to focus on driving superior operating performance, such as in 2016, will ultimately result in the creation of strong long-term shareholder value.

Focus on Company Performance:

Our compensation program is designed to align the interests of our CEO and other named executive officers (referred to as "NEOs") with those of our shareholders. In years that our shareholder value has increased, total direct compensation for our CEO and other NEOs generally has increased. Conversely, in years that our shares have underperformed, total direct compensation for our CEO and other NEOs generally has declined. Key compensation decisions made based on 2016 performance include:

●

The Company delivered strong financial growth and operational performance in 2016, including a 6.8% increase in AFFO to $2.37 per share, which resulted in the achievement of performance metrics under the Incentive Cash Bonus Plan (as defined below under "Compensation Discussion and Analysis") at higher levels in 2016 as compared to 2015. Accordingly, our CEO’s total direct compensation increased by 4.5% for 2016 performance primarily due to the higher cash bonus payout.

●

While the Company believes that compensation should be largely tied to our long-term performance, we continue to be sensitive to short-term TSR performance. In 2016, we decreased the value of equity compensation (time-based restricted Common Shares and the outperformance plan awards) by approximately 17% for our CEO given that our TSR during 2015 was down 8%. The value of our CEO’s equity awards increased less than 1.6% in 2017 despite the fact that our TSR during 2016 was up 13%.

●	Our CEO’s total direct compensation is still 5.5% less than his 2014 total direct compensation.
●	CEO compensation is predominantly comprised of equity awards accounting for approximately 68% of his total direct compensation, with cash compensation reflecting the remaining 32%.

Focus on Shareholder Engagement:

Since 2014, we have proactively engaged in ongoing shareholder outreach in order to better understand how to increase shareholder satisfaction with the Company’s NEO compensation. Each year, we contact our largest institutional shareholders, and in 2016, we reached out to shareholders who collectively owned approximately 59% of our outstanding Common Shares. Based on the discussions held over the past several years, we have responded to feedback from our shareholders and made numerous changes to our executive compensation program including:

●	Reducing the number of financial performance targets to four key metrics in the Incentive Cash Bonus Plan, and removing the TSR performance metric.
●	Redesigning our equity compensation program to reduce the number of time-based equity awards relative to performance-based equity awards granted subsequent to 2015.
●

Changing the potential payouts under our 2016 and 2017 Outperformance Plans (referred to as the "2016 OPP" and "2017 OPP", respectively) to provide that 50% will be determined based on absolute TSR performance and 50% based on relative TSR performance compared to a ratio of 60% absolute and 40% relative TSR performance under the 2015 plan.

●	Refining our executive compensation peer group.
●	Imposing a three year holding period following vesting for equity grants made to our CEO subsequent to 2013.

We believe that the increase in shareholder support for our Say-on-Pay proposal to 80% in 2016 (as compared to 66.2% in 2015) demonstrates the effectiveness of our shareholder outreach efforts and our responsiveness to shareholder feedback.

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EXECUTIVE COMPENSATION GOVERNANCE HIGHLIGHTS

✓	WHAT WE DO

✓Utilize an Executive Compensation Program Designed to Align Pay with Performance
✓Conduct an Annual Say-on-Pay Vote
✓Seek Input From, Listen to and Respond to Shareholders
✓Employ a Clawback Policy
✓Utilize Share Ownership Guidelines for NEOs and directors, with a 10x base salary requirement for our CEO
✓Prohibit Hedging and Restrict Pledging of the Company’s Common Shares
✓Retain an Independent Compensation Consultant
✓Mitigate Inappropriate Risk Taking
✓Employ a rigorous bonus program
✓Employ a 3-year “no-sell” clause for all time-based restricted shares awarded to the CEO, following the vesting date of the restricted shares

✗ WHAT WE DO NOT DO
✗Provide Tax Gross-ups ✗Provide Excessive Perquisites ✗Reprice Share Options ✗Provide Guaranteed Bonuses ✗Provide Excessive Change of Control or Severance Payments

6     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

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PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
to be held on May 19, 2017

GENERAL INFORMATION

The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 19, 2017.

Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc., the term “Board” refers to our Board of Directors, the term “meeting” or "annual meeting" refers to the Annual Meeting of Shareholders of the Company to be held on May 19, 2017, and the term “Operating Partnership” refers to Tanger Properties Limited Partnership. We are a self-administered and self-managed real estate investment trust (referred to as a “REIT”). Our outlet centers and other assets are held by, and all of our operations are conducted by, the Operating Partnership. Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership. The terms “we”, “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the context requires.

Pursuant to the rules of the United States Securities and Exchange Commission (referred to as the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to as the “proxy materials”) and Annual Report for the year ended December 31, 2016 (referred to as the “Annual Report”) over the internet. Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.edocumentview.com/SKT. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

We anticipate that our Proxy Statement and proxy card will be available to shareholders on or about April 5, 2017.

DATE, TIME AND PLACE

Friday May 19, 2017 at 10:00 a.m., Eastern Time	Corporate Office of Tanger Factory Outlet Centers, Inc. 3200 Northline Avenue, Suite 360 Greensboro, North Carolina 27408 (336) 292-3010
Subject to any continuation(s), postponement(s) or adjournment(s) thereof.

WHO CAN VOTE; VOTES PER SHARE

All holders of record of our common shares, par value $.01 per share (referred to as the “Common Shares”) as of the close of business on the record date, March 22, 2017, are entitled to attend and vote on all proposals at the meeting. Each Common Share entitles the holder thereof to one vote. At the close of business on March 22, 2017, Common Shares totaling 96,456,117 were issued and outstanding. In addition, at the close of business on March 22, 2017, units of partnership interest in the Operating Partnership, which may be exchanged for Common Shares of the Company totaled 5,027,781 units. Units of partnership interest are not entitled to vote at this meeting.

8     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

HOW TO VOTE

SHAREHOLDER OF RECORD—GRANTING A PROXY

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote in person at the annual meeting or to vote by proxy. You may vote by any of the following methods:

ONLINE	BY PHONE	BY MAIL	QR CODE

www.envisionreports. com/SKT	1-800-652-VOTE (8683)	Fill out your proxy card and drop in the mail	Use your smartphone or tablet to scan the QR Code

If you wish to vote by proxy, you may vote using the internet, by telephone, or (if you received printed proxy materials) by completing a proxy card and returning it by mail in the envelope provided. When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct.

If you sign and return a proxy card, or vote using the internet or by telephone, but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf as follows:

●	FOR the election of each of the eight individuals named in this Proxy Statement to serve as directors;
●	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
●	FOR the approval, on a non-binding basis, of the compensation of our named executive officers; and
●	FOR ONE YEAR on the frequency of future advisory votes on named executive officer compensation.

BENEFICIAL OWNER—VOTING INSTRUCTIONS

If your shares are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered, with respect to those shares, the shareholder of record, and you are considered the beneficial owner of shares held in street name. If you are a beneficial owner but not the shareholder of record, your broker, bank or nominee will vote your shares as directed by you. If you wish to vote your shares in person at the annual meeting, you must obtain a proxy from your broker, bank or nominee giving you the right to vote the shares at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee. Please refer to the voting instructions provided by your account manager.

Your broker, bank or nominee must vote your shares as you direct. If your shares are held by your broker and you do not give your broker voting instructions, your shares will not be voted with respect to the election of our directors, the approval, on a non-binding basis, of the compensation of our named executive officers and the approval, on a non-binding basis, of the frequency of future advisory votes on named executive officer compensation. Therefore, to be sure your shares are voted on these matters, please instruct your broker, bank or other nominee as to how you wish it to vote. Your broker does, however, have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm, and may do so when you have not provided instructions on that matter.

QUORUM AND VOTING REQUIREMENTS

Under our By-Laws, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter at the annual meeting. Under our By-Laws and North Carolina law, shares represented at the meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the meeting. In uncontested elections, directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election by the Common Shares entitled to vote in the election, provided that a quorum is present. In a contested election, directors are elected by a plurality of the votes cast by the Common Shares entitled to vote in the election.

An election is contested if the Secretary of the Company determines that the number of nominees, as determined in accordance with the Company’s By-Laws, exceeds the number of directors to be elected, and the Secretary has not rescinded such determination by the record date. If directors are to be elected by a plurality of votes cast, shareholders shall not be permitted to vote against a nominee. This year’s election is uncontested. Accordingly, directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. In addition, Proposals #2 and #3 will be approved if the votes cast for the proposal exceed the votes

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PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

cast against the proposal. For Proposal #4, the frequency that receives the majority of votes cast will be the frequency approved by shareholders. If no frequency receives the majority of votes cast, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by shareholders. Abstentions, broker non-votes and shares which are present at the meeting for any other purpose but which are not voted on a particular proposal will not affect the outcome of the vote on the election of directors or Proposals #2, #3 and #4. Any other proposal to come before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal unless the North Carolina Business Corporation Act requires a greater number of affirmative votes.

REVOCATION OF PROXIES

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a shareholder of record, you may revoke your proxy or change your vote in any of the following ways:

●	by signing and submitting a new proxy card;
●	by submitting new votes through internet or telephone voting;
●	by delivering to the Secretary of the Company written instructions revoking your proxy; or
●	by attending the meeting and voting in person.

You cannot revoke your proxy by merely attending the meeting. If you dissent, you will not have any rights of appraisal with respect to the matters to be acted upon at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker, bank or other nominee who holds your shares.

PROXY SOLICITATION

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice, proxy materials and Annual Report and of soliciting proxies from the holders of our Common Shares. If you choose to access the proxy materials and Annual Report and/or vote over the internet, you are responsible for any internet access charges you may incur. We have retained the services of Okapi Partners LLC to assist us in the solicitation of proxies for a fee of $8,000 plus out of pocket expenses. Our directors, officers and employees may, but without compensation other than their regular compensation, also solicit proxies by telephone, fax, e-mail or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice, proxy materials and Annual Report.

10     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

Our By-Laws provide that directors be elected at each Annual Meeting of Shareholders. The Board has nominated eight director candidates for election to the Board at the meeting. Each of the eight nominees for director designated below is presently a director of the Company. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, or for good cause will not serve, the proxies reserve discretion to vote for a substitute nominee or nominees designated by the Board of Directors, or the Board may elect to reduce its size. The terms of all of our directors expire at the next Annual Meeting of Shareholders or until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proposal.

DIRECTOR RESIGNATION POLICY

Our By-Laws provide that in uncontested elections, nominees will be elected if votes cast for each nominee’s election exceed the votes cast against each nominee’s election, provided that a quorum is present. Pursuant to our director resignation policy, the Board will nominate for re-election as directors only candidates who agree to tender their irrevocable resignation at or prior to their nomination. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the director resignation policy. Their resignations will only become effective upon the occurrence of both the failure to receive the required majority vote for election and Board acceptance of their resignations. If a director nominee does not receive the required vote, the Nominating and Corporate Governance Committee or another committee consisting solely of independent directors (excluding the director nominee in question) will consider and make a recommendation to the Board as to whether to accept or reject the director nominee’s previously tendered resignation. The Board (not including the director nominee in question) will make a final determination as to whether to accept or reject the director nominee’s resignation within 90 days following the certification of the shareholder vote. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Company will then promptly disclose the Board’s decision in a document furnished or filed with the SEC.

BOARD DIVERSITY AND NOMINEE QUALIFICATIONS

The Board seeks a mix of backgrounds and experience among its members. We do not follow any ratio or formula to determine the appropriate mix. Rather, the Nominating and Corporate Governance Committee uses its judgment to identify nominees whose viewpoints, backgrounds, experience and other demographics, taken as a whole, contribute to the high standards of Board service at the Company.

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company. Each of our director nominees has achieved an extremely high level of success in his or her career. In these positions, each has been directly involved in the challenges relating to setting the strategic direction or managing the financial performance, personnel and processes of complex, public and private companies. Each has had exposure to effective leaders and has developed the ability to judge leadership qualities. Each of them has experience in serving as an executive or on the board of directors of at least one other major corporation, both of which provides additional relevant experience on which each nominee can draw.

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PROPOSAL 1 ELECTION OF DIRECTORS

INFORMATION REGARDING NOMINEES

William G. Benton
Age 71 Director since June 4, 1993 Chairman of the Board and Chief Executive Officer of Salem Senior Housing, Inc. Committees: Audit, Nominating & Corporate Governance

BACKGROUND
Director of the Company since June 4, 1993, and served as Non-Executive Chairman of the Board from January 1, 2013 to May 20, 2016. Chairman of the Board and Chief Executive Officer of Salem Senior Housing, Inc., a senior living facility operator, since May 2002. Chairman of the Board and Chief Executive Officer of Diversified Senior Services Inc. from May 1996 to May 2002. Chairman of the Board and Chief Executive Officer of Benton Investment Company since 1982. Chairman of the Board and Chief Executive Officer of Health Equity Properties, Inc. from 1987 to September 1994.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Benton has over 23 years of experience on our Board and has an extensive knowledge of our Company. As Chairman and Chief Executive Officer of multiple public real estate companies, Mr. Benton has gained first-hand experience in managing large real estate organizations with ultimate management responsibility for the corporation’s financial performance and deployment of its capital.

OTHER PUBLIC COMPANY BOARDS
None

Jeffrey B. Citrin
Age 59 Director since July 28, 2014 Managing Principal of Square Mile Capital Management LLC Committees: Audit (Chair), Compensation

BACKGROUND
Director of the Company since July 28, 2014. Mr. Citrin is a managing Principal of Square Mile Capital Management LLC, a private New York-based investment firm focusing on real estate related opportunities, since 2006. From 1994 to 2005 he was President and co-founder of Blackacre Capital Management LLC, now known as Cerberus Institutional Real Estate. Mr. Citrin served as Managing Director of the Commercial Mortgage Investment Unit of Oppenheimer & Company, Inc. from 1993 to 1994. From 1991 to 1993, he was Vice President of the Distressed Real Estate Principal Group of Credit Suisse First Boston, Inc. and from 1986 to 1991 Mr. Citrin served as Vice President of the Real Estate Investment Banking Unit of Chemical Bank. He was an attorney in the real estate practices of Kelley Drye & Warren LLP and Proskauer Rose LLP from 1983 to 1986. Mr. Citrin served as an Independent Trustee of First Union Real Estate and Mortgage, now known as Winthrop Realty Trust, from 2001 to 2003, and currently serves on the advisory board of the Hospital for Special Surgery in New York and the Hood Museum Board of Overseers.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Citrin has over 27 years of experience in public company and private company real estate investment during which he has structured complex real estate and financial transactions. The Board expects to benefit from this technical experience as well as from his extensive executive, management and legal experience.

OTHER PUBLIC COMPANY BOARDS
None

12     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

David B. Henry
Age 68 Director since January 1, 2016 Retired Vice Chairman of the Board of Directors and Chief Executive Officer of Kimco Realty Corporation Committees: Audit, Compensation

BACKGROUND
Director of the Company since January 1, 2016. Mr. Henry was formerly the Vice Chairman of the Board of Directors and Chief Executive Officer of Kimco Realty Corporation (“Kimco”), a publicly-traded REIT. He served as Kimco’s Chief Executive Officer from December 2009 to January 2016 and Vice Chairman of the Board of Directors from April 2001 to January 2016. Prior to joining Kimco, he spent 23 years at G.E. Capital Real Estate, where he served as the Senior Vice President & Chief Investment Officer, and was Chairman of the Investment Committee and member of the Credit Committee. Mr. Henry is a past Trustee and served as 2011-2012 Chairman of the International Council of Shopping Centers, was a former Vice-Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts and a former member of the Executive Board of the Real Estate Roundtable. His other public REIT board experience includes service on the boards of HCP, Inc. since January 2004, VEREIT, Inc. since September 2015, and Columbia Property Trust, Inc. since January 2016. He is currently lead director of HCP, Inc. Mr. Henry is also a director of Fairfield County Bank, a private Connecticut mutual savings bank, and the co-founder of Peaceable Street Capital, a preferred equity lender for income producing commercial real estate properties. In addition he serves on the real estate advisory boards of New York University, Baruch College and ALTO Real Estate Funds.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Henry has over 36 years of real estate industry experience with multinational, publicly traded companies. The Board benefits from his familiarity with the REIT industry, particularly the retail sector, as well as from his extensive executive, financial and management expertise.

OTHER PUBLIC COMPANY BOARDS
Columbia Property Trust, Inc.
HCP, Inc.
VEREIT

Thomas J. Reddin
Age 56 Non-Executive Chairman of the Board; Director since July 26, 2010 Managing Partner and Owner of Red Dog Ventures Committees: Audit, Compensation, Nominating & Corporate Governance

BACKGROUND
Non-Executive Chairman of the Board since May 20, 2016 and Director of the Company since July 26, 2010. Managing Partner and Owner of Red Dog Ventures since 2009, a venture capital and advisory firm. Chief Executive Officer of Richard Petty Motorsports from 2008 to 2009. Chief Executive Officer (from 2005 to 2007) and President and Chief Operating Officer (from 2000 to 2005) of Lending Tree. com. Mr. Reddin also held various senior leadership positions at Coca-Cola Company from 1995 to 1999, including Vice President, Consumer Marketing of Coca-Cola USA, and at Kraft Foods, Inc. from 1982 to 1995. Mr. Reddin has served on the Board of Directors of Deluxe Corporation since February 2014, Asbury Automotive Group since June 2014, and previously served on the Board of Directors of Premier Farnell plc from September 2010 to October 2016 and of Valassis Communications Inc. from July 2010 to February 2014.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Reddin has over 30 years of experience in consumer marketing and e-commerce, including executive and management experience. His experience in growing and building businesses and developing and marketing brand name consumer products enables him to provide invaluable insights into helping the Company elevate its brand.

OTHER PUBLIC COMPANY BOARDS
Asbury Automotive Group
Deluxe Corporation

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PROPOSAL 1 ELECTION OF DIRECTORS

Thomas E. Robinson
Age 69 Director since January 21, 1994 Senior Advisor of Stifel, Nicolaus & Company Committees: Audit, Nominating & Corporate Governance

BACKGROUND
Director of the Company since January 21, 1994. Senior Advisor of Stifel, Nicolaus & Company (formerly Legg Mason Wood Walker, Inc.), a financial services firm, since March 2009. Managing Director of Stifel, Nicolaus & Company from June 1997 to March 2009. Director (May 1994 to June 1997), President (August 1994 to June 1997) and Chief Financial Officer (July 1996 to June 1997) of Storage USA, Inc. Mr. Robinson has also been a director/trustee of First Potomoc Realty Trust since July, 2013, and a Director of Essex Property Trust, Inc. since April 2014 following its merger with BRE Properties. He served as a Director of BRE from July 2007 until closing the transaction with Essex in April 2014. He was a trustee of CenterPoint Properties Trust from December 1993 until the trust was acquired in March 2006 and is a former member of the board of governors of the National Association of Real Estate Investment Trusts (or “NAREIT”). In November 2009, NAREIT selected him to receive its Industry Achievement Award for his wisdom, expertise and service to the REIT industry.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Robinson has over 23 years of experience on our Board and extensive knowledge of our Company. As an investment banker and investment advisor, Mr. Robinson possesses significant expertise in the operation of capital markets and the evaluation of investment opportunities. His service on audit committees of two other public real estate companies and as a President and Chief Financial Officer of a public real estate company give him extensive audit knowledge and experience in audit- and financial control-related matters.

OTHER PUBLIC COMPANY BOARDS
Essex Property Trust
First Potomoc Realty Trust

Bridget M. Ryan-Berman
Age 56 Director since January 1, 2009 Chief Experience Officer of Enjoy Technology, Inc. Committees: Compensation, Nominating & Corporate Governance (Chair)

BACKGROUND
Director of the Company since January 1, 2009. Chief Experience Officer of Enjoy Technology, Inc. since June 1, 2016, a provider of setup and training services for tech products. From 2015 to 2016, she was an independent consultant advising multi-channel brands and companies on business innovation and large-scale transformation designed around the customer experience. From 2011 to 2015, Ms. Ryan-Berman served as Chief Executive Officer of Victoria’s Secret Direct, LLC, an online and catalogue division of Victoria’s Secret, a specialty retailer of women’s lingerie, beauty products, apparel and accessories. She was formerly an independent consultant advising clients in the retail, wholesale and financial investment sectors providing strategic planning, business development and executive coaching services. Chief Executive Officer of Giorgio Armani Corp., the wholly owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007. Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005. Ms. Ryan-Berman also held various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and various capacities at May Department Stores, Federated Department Stores, and Allied Stores Corp. from 1982 to 1992. In addition, Ms. Ryan-Berman was a member of the board of directors, and served on the audit committee for J. Crew Group, Inc. from 2005 to 2006.

QUALIFICATIONS FOR THE TANGER BOARD
Ms. Ryan-Berman has over 34 years of experience in the retail business and as a senior level executive has helped oversee the strategies and operations of some of the leading fashion and luxury goods groups in the world. Ms. Ryan-Berman’s extensive experience in apparel and retailing enables her to provide invaluable insight into the environment in which the Company operates.

OTHER PUBLIC COMPANY BOARDS
None

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PROPOSAL 1 ELECTION OF DIRECTORS

Allan L. Schuman
Age 82 Director since August 23, 2004 Chairman of the Board of The Schwan Food Company Committees: Compensation (Chair), Nominating & Corporate Governance

BACKGROUND
Director of the Company since August 23, 2004. Mr. Schuman has been the Chairman of the Board of Directors of The Schwan Food Company, a provider of fine frozen foods, since January 2009. He was previously Chairman of the Board from January 2000 to May 2006, President and Chief Executive Officer from March 1995 to July 2004, and President and Chief Operating Officer from August 1992 to March 1995 of Ecolab, Inc, a global provider of premium cleaning, sanitation and maintenance products and services. He was named Chairman Emeritus of Ecolab in 2006. Mr. Schuman is the Chairman of the Board of Florida Atlantic University College of Business and is a member of the board of directors of the National Restaurant Association Educational Foundation.

QUALIFICATIONS FOR THE TANGER BOARD
As Chairman and Chief Executive Officer of Ecolab, Mr. Schuman has first-hand experience in managing a large, multinational corporation focused on worldwide consumer markets, with ultimate management responsibility for the corporation’s financial performance and the deployment of its capital.

OTHER PUBLIC COMPANY BOARDS
None

Steven B. Tanger
Age 68 Director since May 13, 1993 President and Chief Executive Officer Committees: None

BACKGROUND
Director of the Company since May 13, 1993. President and Chief Executive Officer since January 1, 2009. President and Chief Operating Officer from January 1995 to December 2008; Executive Vice President from 1986 to December 1994. Mr. Tanger served on the Board of Directors of The Fresh Market, Inc. from June 2012 to April 2016.

QUALIFICATIONS FOR THE TANGER BOARD
Mr. Tanger joined the Company’s predecessor in 1986 and is the son of the Company’s founder, Stanley K. Tanger. Together with his father, Mr. Tanger has helped develop the Company into a portfolio of 44 upscale outlet shopping centers in 22 states coast to coast and in Canada, totaling approximately 15.1 million square feet leased to over 3,100 stores operated by more than 500 different brand name companies. Mr. Tanger provides an insider’s perspective in Board discussions about the business and strategic direction of the Company and has experience in all aspects of the Company’s business.

OTHER PUBLIC COMPANY BOARDS
None

Vote Required. The nominees will be elected if votes cast for each nominee’s election exceed the votes cast against each nominee’s election, provided that a quorum is present. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the nominees. The eight nominees who were approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card are standing for re-election.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH ABOVE.

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PROPOSAL 1 ELECTION OF DIRECTORS

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines and the listing standards of the NYSE require that a majority of our directors be “independent” and that every member of the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee be “independent,” in each case as such term is defined by the NYSE listing requirements. Generally, independent directors are those directors who are not concurrently serving as officers of the Company and who have no material relationship with us. We presently have eight directors, including seven independent directors. Our Board has affirmatively determined that the following seven nominees to our Board are “independent”, as that term is defined under the listing standards of the NYSE: William G. Benton, Jeffrey B. Citrin, David B. Henry, Thomas J. Reddin, Thomas E. Robinson, Bridget M. Ryan-Berman and Allan L. Schuman. Steven B. Tanger is concurrently serving as our President and CEO and, therefore, is not independent.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Pursuant to our By-Laws and our Corporate Governance Guidelines, our Board determines the appropriate board leadership structure for our Company from time to time. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations.

We operate under a board leadership structure with separate roles for our CEO and Non-Executive Chairman of the Board. Our current leadership structure permits the CEO to focus his attention on managing our Company and permits the Non-Executive Chairman to manage the Board. Accordingly, we believe our current leadership structure, with Mr. Steven B. Tanger serving as CEO and Mr. Thomas J. Reddin serving as Non-Executive Chairman of the Board, is the optimal structure for us at this time.

The Board is responsible for overseeing the Company’s risk management processes, and our Audit Committee assists the Board in fulfilling this responsibility. The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. The Audit Committee, which also considers our risk profile, reports regularly to the full Board on these matters. The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance. While the Board oversees our overall risk management, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company. The Board does not believe that its role in the oversight of the Company’s risks affects the Board’s leadership structure.

The Company has reviewed its compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

The Board held six regular meetings during 2016. Each of the incumbent directors in office during 2016 attended at least 75% of the Board meetings and meetings of committees on which the director served, during the period in which such person served as a director. We do not have a formal policy of attendance for directors at our Annual Meeting of Shareholders. Each of our eight directors attended the 2016 Annual Meeting of Shareholders.

Pursuant to our Corporate Governance Guidelines, non-management directors are required to meet in executive sessions following each regularly scheduled quarterly Board meeting. The Non-Executive Chairman of the Board presides at all executive sessions at which he is in attendance. In addition, non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions but our independent directors meet in executive session at least once per year.

COMMITTEES OF THE BOARD

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The current committees are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. In accordance with NYSE listing standards, all of the committees are comprised solely of independent directors. Charters for each of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at www.tangeroutlets.com by first clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS”.

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PROPOSAL 1 ELECTION OF DIRECTORS

The table below shows the current membership for each of the standing committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William G. Benton
Jeffrey B. Citrin
David. B. Henry
Thomas J. Reddin
Thomas E. Robinson
Bridget M. Ryan-Berman
Allan L. Schuman

Member	Chair

Audit Committee. The Board has established an Audit Committee currently consisting of five of our independent directors, each of whom satisfies the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (referred to as the "Exchange Act"). The purpose of the Audit Committee is (i) to assist the Board in fulfilling its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accountants and the performance of our independent registered public accountants and our internal audit function and (ii) to prepare any audit committee reports required by the SEC to be included in our annual Proxy Statement. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accountants and approves in advance, or adopts appropriate procedures to approve in advance, all audit and non-audit services provided by the independent registered public accountants. The Audit Committee is also charged with discussing with management the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Board has determined that each member of the Audit Committee is “financially literate”, as that term is defined in the listing requirements of the NYSE, and that each member of the committee, all of whom are named above, is an “audit committee financial expert”, as that term is defined in Item 407(d) of Regulation S-K. During 2016, there were five meetings of the Audit Committee.

Compensation Committee. The Board has established a Compensation Committee currently consisting of five of our independent directors, each of whom meets the NYSE’s heightened standard for compensation committee membership. The Compensation Committee’s responsibilities include reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of those goals and objectives and, either as a committee or together with other independent directors (as directed by the Board), determining compensation for our CEO. The Compensation Committee is also responsible for making recommendations to the Board with respect to the compensation of other executive officers and directors. The Compensation Committee also administers our amended and restated Incentive Award Plan (the “Incentive Award Plan”), except in the case of awards to non-employee directors for which the plan is administered by the Board. This plan provides for the issuance of equity-based awards to the Company’s employees, directors, and consultants (other than non-employee directors). The Compensation Committee selects the employees and consultants (other than non-employee directors) to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards. During 2016, there were three meetings of the Compensation Committee.

Nominating and Corporate Governance Committee. The Board has established a Nominating and Corporate Governance Committee currently consisting of five of our independent directors. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding changes in the size of the Board or any committee of the Board, recommends individuals for the Board to nominate for election as directors, recommends individuals for appointment to committees of the Board, establishes procedures for the Board’s oversight of the evaluation of the Board and management, and develops and recommends corporate governance guidelines.

The Nominating and Corporate Governance Committee evaluates annually the effectiveness of the Board as a whole and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience. In identifying qualified director candidates for election to the Board and to fill vacancies on the Board, the Nominating and Corporate Governance Committee solicits current directors for the names of potentially qualified candidates, may ask directors to pursue their own business contacts for the names of potentially qualified candidates and may recommend that the Board engage a third party search firm to identify names of potentially qualified candidates.

The Board considers director candidates based on a number of factors including: whether the Board member will be “independent” in accordance with our Corporate Governance

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PROPOSAL 1 ELECTION OF DIRECTORS

Guidelines and as such term is defined by the NYSE listing requirements; personal qualities and characteristics, accomplishments and reputation in the business community; experience with businesses and other organizations of comparable size and current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; experience and understanding of the Company’s business and financial matters affecting its business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and diversity of viewpoints, background, experience and other demographics. It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s shareholders in accordance with the procedures described under “Other Matters–Shareholder Proposals and Nominations for the 2018 Annual Meeting of Shareholders–Shareholder Suggestions for Director Nominations” in this Proxy Statement. Shareholder nominees who are recommended in accordance with these procedures will be given the same consideration as nominees for director from other sources. During 2016, there were three meetings of the Nominating and Corporate Governance Committee.

COMMUNICATIONS WITH DIRECTORS

Any shareholder or interested party is welcome to communicate with our Non-Executive Chairman of the Board, any other director, the non-management directors as a group or the Board of Directors as a whole by writing to the directors as follows: Tanger Factory Outlet Centers, Inc., Attention Non-Executive Chairman, c/o the Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408. All communications, except for marketing and advertising materials, are forwarded directly to our directors.

COMPENSATION OF DIRECTORS

The annual compensation to the non-employee directors for 2016 was set and approved by the Board based on the recommendations of, and a peer group analysis performed by, independent compensation consultants engaged by the Compensation Committee. During 2016, our non-employee directors were each paid annual cash compensation of $50,000. In addition, the Non-Executive Chairman of the Board was paid an additional annual fee of $50,000, the chairs of the Audit and Compensation Committees were each paid an annual fee of $25,000, and the chair of the Nominating and Corporate Governance Committee was paid an annual fee of $15,000. If a new director is appointed to the Board, or if a presiding director is appointed chairman of a committee, during the calendar year, the retainer fees and chair fees are prorated based on the effective date of his or her appointment. The Board concluded that the annual cash compensation for each non-employee director will increase to $60,000 for 2017 and committee chair fees payable to the non-employee directors for 2017 will remain the same as 2016.

Our CEO, who is also a director, will not be paid any director fees for his services as a director of the Company. Our non-employee directors are reimbursed for their expenses incurred in attending Board meetings.

We may from time to time under the Incentive Award Plan grant to any non-employee director options, restricted or deferred shares or other awards upon approval of the entire Board. The Board selects the non-employee directors to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation Committee. However, as set forth in the Incentive Award Plan, a non-employee director may not receive awards under the Incentive Award Plan with an aggregate value in excess of $500,000 during any fiscal year. The Board approved an award of 4,787 restricted Common Shares to each non-employee director for 2017, and 4,500 restricted Common Shares to each non-employee director for each of 2016 and 2015. Mr. Henry received no awards during 2015 because he joined the board after grants to directors were made during 2015.

The Company’s Board of Directors expects all non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors with those of shareholders. Our equity ownership guidelines require non-employee directors to hold 5,000 Common Shares within 3 years of their election to the Board. All non-employee directors, except for Mr. Henry who was appointed to the Board in January 2016, met the share ownership guidelines as of December 31, 2016. In addition, the Director Deferred Share Program of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (the “Director Deferred Share Program”) allows non-employee directors to elect to receive all or a portion of their cash and/ or equity compensation in deferred shares. In the event a non-employee director elects to defer compensation, such compensation (along with any dividends with respect to such compensation) will be credited to a bookkeeping account and paid in Common Shares within 60 days following the payment date elected by such director. Such payment date will be one of the following dates: (1) the date of termination of directorship, (2) a specified annual anniversary of the date of termination of directorship, (3) a specified date that is after December 31 of the applicable service year, or (4) the earlier of the date of death or disability. Any deferred shares shall be subject to the same vesting conditions applicable to restricted Common Shares that would have been granted absent a deferral election. In 2016, two non-employee directors participated in the Director Deferred Share Program.

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PROPOSAL 1 ELECTION OF DIRECTORS

The following table shows the total compensation for our non-employee directors for the fiscal year ended December 31, 2016:

DIRECTOR COMPENSATION TABLE

Name	Year	Fees Earned or Paid In cash	Share Awards (1)	All Other Compensation (2)	Total
William G. Benton	2016	$75,000	$140,175	$11,247	$226,422
Jeffrey B. Citrin (3)	2016	62,500	140,175	8,798	211,473
Donald G. Drapkin (4)	2016	16,250	140,175	11,247	167,672
David B. Henry	2016	50,000	140,175	4,388	194,563
Thomas J. Reddin	2016	87,500	140,175	11,247	238,922
Thomas E. Robinson	2016	50,000	140,175	11,247	201,422
Bridget M. Ryan-Berman	2016	61,250	140,175	11,247	212,672
Allan L. Schuman	2016	75,000	140,175	11,247	226,422

(1)	The amounts in this column represent the grant date fair value of restricted Common Share awards granted during 2016. Each director serving in 2016 was granted 4,500 restricted Common Shares with a grant date fair value of $31.15 per share. A discussion of the assumptions used in calculating these values may be found in Note 18 to our 2016 audited consolidated financial statements on pages F-47 through F-51 of our 2016 Annual Report. The aggregate number of unvested restricted Common Shares held by directors, as of December 31, 2016, totaled 30,000 Common Shares and for each director, except Mr. Drapkin and Mr. Henry, consisted of the following: 1,500 restricted Common Shares granted during 2015 with a grant date fair value of $38.55 per share and 3,000 restricted Common Shares granted during 2016 with a grant date fair value of $31.15 per share. The aggregate number of unvested restricted Common Shares held by Mr. Henry, as of December 31, 2016, totaled 3,000 restricted Common Shares granted during 2016 with a grant date fair value of $31.15 per share. All of Mr. Drapkin’s unvested restricted Common Shares vested upon his death in February 2016.
(2)	Represents dividends paid on unvested restricted Common Shares or the value of deferred shares credited under our Director Deferred Share Program in respect of dividends.
(3)	Mr. Citrin deferred all of his cash and equity compensation in 2016 pursuant to our Director Deferred Share Program. Mr. Citrin received 6,710.26 deferred shares in connection with 2016 cash and equity compensation he elected to defer, including deferred shares earned from dividend reinvestment.
(4)	Mr. Donald Drapkin, who had served on our Board since March 2011, unexpectedly passed away on February 22, 2016, and thus his compensation is for a partial year. Mr. Drapkin deferred all of his equity compensation in 2016 pursuant to our Director Deferred Share Program. Mr. Drapkin received 4,814.20 deferred shares in connection with 2016 equity compensation he elected to defer, including deferred shares earned from dividend reinvestment. All of Mr. Drapkin’s deferred shares were distributed upon his death in February 2016.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee, which is composed entirely of independent directors, is charged with determining compensation for our CEO and making recommendations to the Board with respect to the compensation of our other officers. During the fiscal year ended December 31, 2016, Mr. Citrin, Mr. Henry, Mr. Reddin, Ms. Ryan-Berman and Mr. Schuman served as members of the Compensation Committee. No executive officer of the Company served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

The Compensation Committee is responsible for the Company’s executive compensation philosophy and policies, as well as the annual executive compensation program that flows from them. This “Executive Compensation” section of the Proxy Statement contains a detailed explanation of the compensation arrangements for our NEOs for fiscal year 2016, which were determined by the Compensation Committee. For the fiscal year ended December 31, 2016, our NEOs and their titles were as follows:

Steven B. Tanger	President and Chief Executive Officer (“CEO”)
James F. Williams	Senior Vice President and Chief Financial Officer (“CFO”)
Frank C. Marchisello, Jr.	Former Executive Vice President and Chief Financial Officer
Thomas E. McDonough	Executive Vice President and Chief Operating Officer (“COO”)
Chad D. Perry	Executive Vice President, General Counsel and Secretary (“GC”)
Lisa J. Morrison	Senior Vice President - Leasing

Mr. Marchisello is excluded from the Compensation Discussion and Analysis due to his retirement from his position as Executive Vice President and Chief Financial Officer in May 2016. He did not receive any cash bonus with respect to 2016 performance, which is generally paid in 2017, and he was not granted any equity compensation during 2016 or 2017.

The Compensation Discussion and Analysis includes the following sections:

1	Executive Summary (page 21) - Summarizes our key 2016 compensation decisions, our executive compensation program generally, efforts to engage shareholders, performance highlights and TSR.
2	Fiscal Year 2016 Compensation (page 25) - Discusses and analyzes the Compensation Committee’s specific decisions for fiscal year 2016.
3	Compensation Review Process (page 28) - Outlines the role of the Compensation Committee, compensation consultant and CEO in developing appropriate compensation programs for our NEOs.
4	Elements of Compensation (page 30) - Provides a more detailed description of our compensation program as applied to our NEOs.
5	Governance Policies Relating to Compensation (page 39) - Details other governance policies and processes related to our executive compensation program.

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EXECUTIVE COMPENSATION

1	EXECUTIVE SUMMARY

We are a fully-integrated, self-administered and self-managed REIT, which focuses on developing, acquiring, owning, operating and managing upscale outlets shopping centers in the US and Canada. We are the only public pure play outlet center REIT and have a primary objective to maximize TSR through growth in funds from operations and asset value appreciation. Our executives have over 35 years of outlet center experience and a proven skill set in securing the best sites and financing, constructing high-quality properties on time, completing the timely and effective lease-up of centers and being able to market and operate the centers for many years.

Our executive compensation program is designed to motivate, attract and retain highly-qualified executives with this unique and proven skill set and to align the CEO and other NEOs’ interests with those of our shareholders. In years that our shareholder value has increased, compensation for our CEO and other NEOs has generally increased. Conversely, in years that our shares have underperformed, compensation for our CEO and other NEOs has generally declined.

We believe the Company was in the highest quartile ranking among its peers in several key business metrics, including return on invested capital, return on assets, and return on equity. In addition, in 2016, we achieved a 13% TSR, compared to a 2% return among our peer group. We have also provided our shareholders with positive returns over medium-term periods, but have trailed our peers’ performance. While TSR is important, the Compensation Committee recognizes that there are external and macroeconomic factors that impact this metric. The Compensation Committee believes that incentivizing the management team to continue to focus on driving superior operating performance, such as in 2016, will ultimately result in the creation of strong long-term shareholder value.

Key compensation decisions made based on 2016 performance include:

The Company delivered strong financial growth and operational performance in 2016, including a 6.8% increase in AFFO to $2.37 per share, which resulted in the achievement of performance metrics under the Incentive Cash Bonus Plan at higher levels in 2016 as compared to 2015. Accordingly, our CEO’s total direct compensation increased by 4.5% for 2016 performance primarily due to the higher cash bonus payout.

While the Company believes that compensation should be largely tied to our long-term performance, we continue to be sensitive to short-term TSR performance. In 2016, we decreased the value of equity compensation (time-based restricted Common Shares and the outperformance plan awards) by approximately 17% for our CEO given that our TSR during 2015 was down 8%. The combined value of our CEO’s equity awards increased less than 1.6% in 2017 despite the fact that our TSR during 2016 was up 13%.

Our CEO’s total direct compensation is still 5.5% less than his 2014 total direct compensation.

CEO compensation is predominantly comprised of equity awards accounting for approximately 68% of his total direct compensation, with cash compensation reflecting the remaining 32%.

www.tangeroutlets.com     21

EXECUTIVE COMPENSATION

Highlights of our overall executive compensation program are outlined in the following table, with details of the program discussed more fully below and throughout the Compensation Discussion and Analysis):

Meaningful Shareholder Outreach
●We reached out to a number of shareholders who collectively owned approximately 59% of our outstanding Common Shares in 2016. We participated in meetings with 4 of our largest institutional investors who responded and were interested in meeting with us.
●Based on feedback from our shareholder meetings, we implemented numerous changes to our executive compensation program (as described below).

Pay for Performance Alignment
●90% of our CEO’s 2016 compensation was variable, subject to the Company’s performance.
●Only 32% of our CEO’s compensation is paid in cash, with the majority of his compensation paid in equity awards.
●60% of the shares granted for equity compensation continue to be at-risk and are contingent upon the Company achieving superior TSR performance based on rigorous absolute and relative hurdles.

Formulaic Annual Cash Bonuses That Uses Robust Performance Hurdles
●100% of our CEO’s and EVPs’ annual cash bonuses are formulaic and are based 80% on four key financial metrics and 20% on the achievement of pre-established strategic goals.
●Our cash bonus program employs rigorous hurdles, which has resulted in an average payout equal to less than 70% of the potential maximum amount over the past three years.
●Due to the financial and operating success delivered in 2016, including a 6.80% increase in AFFO per share, we achieved a higher bonus payout in 2016 (as compared to 2015), which was a significant factor driving 2016 total compensation increases.

Equity Awards That Align Management With Our Shareholders
●Grant size is determined, in part, based on a review of the execution of the Company’s strategic business plan and the Company’s TSR performance.
●Equity awards made during 2016 (for 2015 performance) reflected a 17% reduction in value from the awards made during 2015 (for 2014 performance).
●Equity awards made during 2017 (for 2016 performance) were determined using a value-based methodology and for all NEOs equaled approximately the same value as granted in 2016 (for 2015 performance), except for the CFO whose equity value increased in connection with his recent promotion.
●60% of shares are performance-based and granted in Outperformance Plan (“OPP”) shares that vest at the end of three years subject to the Company achieving, on a cumulative basis, relative TSR between the 40th percentile and 70th percentile of the constituents of the SNL US Equity REIT Index and absolute TSR between 18% and 35%.
●40% of shares are granted in time-based restricted Common Shares that vest ratably over three years (subject to continued employment) and for our CEO also includes an additional three-year mandatory holding period following the applicable vesting date.

Renegotiated CEO Employment Agreement
●Mr. Tanger entered into his prior employment agreement in 2012, with the initial term ending on January 1, 2017. Mr. Tanger’s 2012 employment agreement included the grants of one-time equity awards valued at approximately $5.7 million (or $1.14 million per contract year).
●The Company executed a new four-year employment agreement effective December 14, 2016, which did not include any upfront or guaranteed equity awards (effectively decreasing Mr. Tanger’s potential “take-home” compensation by $1.14 million as the previous grant under the 2012 contract has fully vested).

Strong Compensation Governance
●Limits on annual cash incentive compensation so that cash bonuses may not exceed set percentages of base salary (200% for the CEO).
●Minimum share ownership guidelines for NEOs and directors, with a 10x base salary requirement for our CEO.
●Clawback policy applicable to our executive officers that allows for the recoupment of incentive awards under certain circumstances.
●Anti-hedging policy that prohibits any executive officer or director from trading in puts, calls, options or other derivative securities of the Company.
●Anti-pledging policy that restricts the pledging of securities of the Company.
●Mandatory holding period for our CEO for three years following the vesting date of restricted Common Shares granted since 2013.

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EXECUTIVE COMPENSATION

LISTENING TO OUR SHAREHOLDERS

We have historically taken into consideration the results of our advisory votes on the Company’s NEO compensation and, since 2014, we have proactively engaged in ongoing shareholder outreach in order to better understand how to increase shareholder satisfaction with the Company’s NEO compensation. Each year, we contact our largest institutional shareholders, which in 2016 included reaching out to shareholders who collectively owned approximately 59% of our outstanding Common Shares, to discuss our executive compensation programs, our business and our overall performance and to receive direct feedback on our executive compensation program. These discussions are led by our non-executive Chairman of the Board or the Chairman of our Compensation Committee and members of senior management (excluding our CEO).

Based on the results of our advisory votes on the Company’s NEO compensation and discussions held over the past several years, we have responded to feedback from our shareholders and made numerous changes to our executive compensation program, including:

Area of Concern	What We Heard	How We Responded
Cash Bonus Plan	Shareholders expressed a preference for fewer metrics and generally prefer that TSR not be included as a metric in the annual cash bonus program	●We decreased the number of metrics from 8 financial performance objectives to 4 key financial performance objectives. ●We removed TSR from the annual cash bonus program.
Performance-Based Equity Awards

Shareholders expressed a preference for us to allocate a larger portion of equity to performance-based equity awards and preferred for the payouts under those awards to be less dependent on absolute TSR performance.

●We increased the allocation of annual performance-based shares from approximately 47% in 2015 (granted based on 2014 performance) to approximately 60% in both 2017 and 2016 (granted based on 2016 and 2015 performance, respectively).
●We changed the payouts under our annual OPP to reflect a 50/50 split between absolute and relative TSR hurdles (prior plans were allocated up to 70% based on absolute TSR).

Pay-for-Performance Alignment and Strong Governance	While shareholders did not express any particular concerns with our pay-for-performance alignment or our pay governance policies, there was an overall sentiment from shareholders for strong pay-for-performance alignment and strong governance features.
●Mr. Tanger’s compensation is 90% variable and dependent upon Company performance and 25% continues to be at-risk and subject to the achievement of TSR hurdles under the OPP.
●Our cash bonus program employs rigorous hurdles that over the past three years have resulted in an average payout equal to less than 70% of the potential maximum amount.
●We adopted policies restricting hedging and pledging.
●We imposed a three-year holding period following vesting for equity grants made to our CEO.
●The annual grant of equity awards is now determined based on value-based methodology (rather than a fixed number of shares).

Single-Trigger Vesting of Equity	Several shareholders expressed a negative view on single trigger to accelerate the vesting of equity in connection with a change in control.	●Mr. Tanger’s December 2016 employment agreement provides for a double-trigger to accelerate the vesting of time-based restricted shares in connection with a change in control.
Peer Group	Shareholders wanted to better understand our peer group selection process.
●We employ a rigorous peer group vetting process that is reviewed annually. Our peer group only includes other retail REITs with equity market capitalizations of no less than approximately 0.3x and no more than approximately 3x our size.
●Demonstrating our commitment to removing potential outliers from our peer group, Realty Income Corporation was removed from our 2016 peer group due to the fact it went from approximately 3.3x our size to 4.5x our size from 2015 to 2016.

We believe that the increase in shareholder support for our Say-on-Pay proposal to 80% in 2016 (as compared to 66.2% in 2015) demonstrates the effectiveness of our shareholder outreach efforts and our responsiveness to shareholder feedback. We remain committed to listening to feedback from our shareholders and will continue to reach out to our largest institutional investors to engage in direct, proactive dialogue with regard to our executive compensation program.

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EXECUTIVE COMPENSATION

PERFORMANCE HIGHLIGHTS

We believe the Company, which is focused on long-term shareholder value creation, continued to deliver strong financial growth and operational performance in 2016. Other key 2016 performance highlights include:

AFFO available to common shareholders increased 6.8% to $2.37 per share, or $238.4 million, for the year ended December 31, 2016 (as compared to $2.22 per share, or $221.4 million, for the year ended December 31, 2015).

Same Center NOI was up 3.3% (extending our record to 53 consecutive quarters of consolidated portfolio Same Center NOI growth).

Consolidated portfolio was 97.7% occupied at year-end 2016 (compared to 97.5% on December 31, 2015).

Increased the regular quarterly common share cash dividend in April by 14% on an annualized basis to $1.30 per share (marking the 23rd consecutive year of increased dividends).

Executed 399 leases totaling 1,607,000 square feet throughout our consolidated portfolio with a 20.2% blended increase in average base rental rates (compared to 22.4% increase for the year ended December 31, 2015).

Delivered two new Tanger Outlet Centers totaling 705,000 square feet (an expansion of approximately 5% based on the Company’s overall footprint at the beginning of the year).

Strengthened the balance sheet during 2016 by converting $525 million of debt from floating to fixed rates. In addition, the Company recycled $109 million in asset sale proceeds to repay floating rate debt.

Maintained a debt-total market capitalization ratio of 32% (same as of December 31, 2015).

Interest coverage ratio was 4.40 times for 2016 (as compared to 4.58 times for 2015).

Our TSR over the longer-term has significantly performed above market generating a 157% return for our shareholders over the past ten years (as compared to 71% return generated by the SNL US Equity REIT Index and a 61% return generated by the SNL US Retail REIT Index).

*	FFO, AFFO and Same Center NOI are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with GAAP. For a discussion of FFO, AFFO and Same Center NOI, including a reconciliation to GAAP, please see Appendix A.

TOTAL SHAREHOLDER RETURN

We believe that the true value creation produced from an investment in real estate should be assessed over a long-term horizon, and our strategy has focused on long-term value creation. Accordingly, the graph below compares the cumulative total return on our Common Shares over the past ten years to the cumulative return of comparable indices assuming a $100 investment on December 31, 2006, and assuming all dividends were reinvested. A $100 investment in the Company on December 31, 2006 would have increased to $257 by December 31, 2016, outperforming an investment in each of the indices identified below over the same period.

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EXECUTIVE COMPENSATION

COMPARISON OF $100 INVESTMENT OVER THE PAST TEN YEARS

Over the 1-year and 10-year period ending December 31, 2016, we have delivered positive returns to our shareholders (on both an absolute and relative basis). Over the medium-term periods, we have also provided our shareholders with positive returns but have trailed our peers’ performance. The chart below compares our TSR, as of December 31, 2016, to the index of equity REITs prepared by SNL Financial. The chart also shows where our total return performance ranked compared to our executive compensation peer group.

Total shareholder return	1 Year	3 Year	5 Year	7 Year	10 Year	Since IPO
Tanger Factory Outlet Centers, Inc.	13%	23%	42%	128%	157%	2,184%
SNL Equity REIT Index	9%	43%	78%	148%	71%	1,026%
Executive Compensation Peer Group Median	2%	45%	89%	153%	40%	1,121%

2	FISCAL YEAR 2016 COMPENSATION

We believe that the following discussion is a useful presentation of the Compensation Committee’s decisions with regard to 2016 NEO compensation, particularly in light of our practice of granting annual long-term equity incentive awards for a particular year in February of the following year. The following discussion should be read in conjunction with the Summary Compensation Table presented on page 42 where, in accordance with SEC rules, we present these grants as compensation for the year in which they were granted as opposed to the year for which they were earned.

The Compensation Committee received information from FTI Consulting, Inc. (“FTI”), its compensation consultant, and management for consideration in determining the specific amounts of compensation to be provided to the executive officers for fiscal 2016 performance. Among the factors considered for our executive compensation generally, and for the NEO compensation in particular, are market competitiveness, company performance results, internal equity, past practice, experience and individual performance. There is no particular weight given to any factor, which may differ among individual NEOs, and instead factors are reviewed on a holistic basis.

Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation Committee and its compensation consultant. Payouts are generally based on actual financial results, measured against the targets approved by the Compensation Committee under our incentive compensation plans for the fiscal year just ended. In addition, these results are considered in setting performance targets for the next fiscal year. Based on the financial results presented by management, the Compensation Committee reviews the individual performance of the NEOs (other than the CEO) as reported by the CEO and approves their compensation for the current fiscal year.

In evaluating the performance of the CEO and setting his compensation, the Compensation Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the CEO’s working relationship with the Board. See “2016 Business Highlights” on page 4 for a summary of our operational achievements in 2016.

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EXECUTIVE COMPENSATION

ACTUAL FISCAL YEAR 2016 COMPENSATION

Based on the peer group analysis, an assessment of the Company’s performance, and the feedback received from the Company’s on-going shareholder outreach program, the Compensation Committee approved 2016 total direct compensation for each NEO as set forth below.

The following table highlights the components of compensation that the Compensation Committee deemed most important in considering year over year changes to compensation for each NEO. Thus, for direct comparison purposes, total direct compensation excludes dividends on unvested restricted Common Shares and “other” compensation, and for Mr. Tanger, the annualized value of the equity awards granted pursuant to his February 2012 employment agreement was fully vested as of December 31, 2016 (no such equity awards were granted in connection with Mr. Tanger’s December 2016 employment agreement).

Key highlights of our CEO’s actual 2016 compensation include:

●	The Company delivered strong financial growth and operational performance in 2016, including a 6.8% increase in AFFO to $2.37 per share, which resulted in the achievement of performance metrics under the Incentive Cash Bonus Plan at higher levels in 2016 as compared to 2015. Accordingly, our CEO’s total direct compensation increased by 4.5% for 2016 performance primarily due to the higher cash bonus payout.
●	While the Company believes that compensation should be largely tied to our long-term performance, we continue to be sensitive to short-term TSR performance. In 2016, we decreased the value of equity compensation (time-based restricted Common Shares and the outperformance plan awards) by approximately 17% for our CEO given that our TSR during 2015 was down 8%. The combined value of our CEO’s equity awards increased less than 1.6% in 2017 despite the fact that our TSR during 2016 was up 13%.
●	Our CEO’s total direct compensation is still 5.5% less than his 2014 total direct compensation.
●	CEO compensation is predominantly comprised of equity awards accounting for approximately 68% of his total direct compensation, with cash compensation reflecting the remaining 32%.

Named Executive Officer	Performance Year	Salary	Annual Cash Incentives	Annual Grants of Restricted Common Shares (1)	OPP (1) (2)	Total Direct Compensation (3) (4)
Mr. Tanger CEO	2016	$824,000	$1,282,350	$2,486,994	$2,081,640	$6,674,984
	2015	824,000	1,064,032	2,455,013	2,044,163	6,387,208
	%Change	—%	20.52%	1.30%	1.83%	4.51%
James F. Williams (5) CFO	2016	$350,000	96,086	$299,200	$219,120	$964,406
	2015	293,550	77,815	240,011	118,535	729,911
	%Change	19.23%	23.48%	24.66%	84.86%	32.13%
Mr. McDonough COO	2016	$382,439	526,332	$1,285,214	$941,220	$3,135,205
	2015	382,439	449,672	1,303,939	922,988	3,059,038
	%Change	—%	17.05%	(1.44)%	1.98%	2.49%
Mr. Perry GC	2016	$360,500	496,138	$523,600	$383,460	$1,763,698
	2015	360,500	423,876	531,170	375,990	1,691,536
	%Change	—%	17.05%	(1.43)%	1.99%	4.27%
Ms. Morrison SVP - Leasing	2016	$275,074	285,451	$240,015	$119,520	$920,060
	2015	267,063	271,614	240,011	118,535	897,223
	%Change	3.00%	5.09%	—%	0.83%	2.55%

(1)	These amounts are different from the amounts set forth in the “2016 Summary Compensation Table,” due to the reporting requirements under applicable SEC rules relating to the timing of the recognition of equity-based compensation.
(2)	For 2016, the OPP represents the grant date value of the maximum Common Shares granted under the 2017 OPP at $16.60 per share. For 2015, the OPP represents the grant date value of the maximum Common Shares granted under the 2016 OPP, at $15.10 per share.
(3)	For Mr. Tanger, the amount excludes the annualized value of the 45,000 fully vested Common Shares, 90,000 time-vesting Common Shares and 90,000 performance-vesting Common Shares granted in connection with his February 2012 employment agreement.
(4)	For direct comparison purposes, excludes dividends paid on unvested restricted Common Shares and “other” amounts.
(5)	Mr. James F. Williams was promoted to Chief Financial Officer effective May 20, 2016.

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EXECUTIVE COMPENSATION

CEO PAY-FOR-PERFORMANCE

Our CEO’s compensation is designed to align his interest with the interest of our shareholders. In years that our shareholder value has increased, our CEO’s total direct compensation has generally increased. Conversely, in years that our shares have underperformed, our CEO’s total direct compensation has generally declined. The chart below compares the CEO’s compensation to the Company’s absolute TSR over the past 3 years, based on the following compensation amounts:

●	The grant date fair value of the CEO’s compensation using the actual fiscal year compensation as detailed on page 26.
●	Realized compensation including the notional units earned at the end of the performance period of each OPP.
●	For direct comparison purposes, total direct compensation excludes dividends on unvested restricted Common Shares and "other" compensation, and the annualized value of the equity awards granted pursuant to Mr. Tanger’s February 2012 employment agreement.

CEO PAY(1) VS. TSR PERFORMANCE

(1)	Total compensation excludes “other” compensation including dividends paid on unvested restricted Common Shares. Amounts also exclude the annualized value of the 45,000 fully vested Common Shares, 90,000 time-vesting Common Shares and 90,000 performance-vesting Common Shares granted in connection with Mr. Tanger’s February 2012 employment agreement. The 90,000 performance shares were fully earned based on TSR performance as of December 31, 2016.

RIGOROUS PERFORMANCE HURDLES

The following table reflects Mr. Tanger’s annual cash incentives presented based on the maximum percentage that could be earned under the cash bonus program during the past three years. As demonstrated below, the Company uses rigorous performance hurdles that have resulted in a payout between 54% and 78% of the maximum amount. For a discussion of the performance metrics used in determining the amount of annual cash incentives payable with respect to 2016, see “Elements of Compensation - Annual Cash Incentives: Description and Analysis” on page 31.

	Maximum Annual Payout		Actual Payout
Year	% of Base Salary	Amount	% of Maximum Payout	Amount
2016	200%	$1,648,000	77.8%	$1,282,350
2015	200%	$1,648,000	64.6%	$1,064,032
2014	200%	$1,600,000	54.3%	$868,810

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EXECUTIVE COMPENSATION

3	COMPENSATION REVIEW PROCESS

COMPENSATION PROGRAM OBJECTIVES

The objectives of the Company’s compensation program are as follows:

Motivate, attract and retain qualified executive management employees who are enthusiastic about the Company’s mission, performance, and culture;	Create a fair, reasonable and balanced compensation program that rewards management’s performance and contribution to the Company while closely aligning the interests of management with those of shareholders; and	Provide total compensation to executive officers that is competitive with total compensation paid by other REITs, and other private real estate firms similar to the Company.

COMPENSATION PROGRAM REWARDS

The Company’s compensation program rewards teamwork and individual officer contributions to the Company’s annual and longer-term goals. Annual cash performance-based incentives reward Company financial performance and individual performance for the fiscal year. In measuring an individual officer’s and the overall team’s performance, the Compensation Committee considers numerous factors, including the Company’s growth in AFFO from the prior year, its success in renewing a significant number of the leases expiring during the year, increases obtained in tenant base rents upon executing renewals or new leases, overall occupancy rate maintained at year end, the debt to asset ratio, and customer traffic. While the individual amounts of compensation incentives paid may vary among officers, the performance targets that are set are generally the same for all officers. This creates an environment where all officers work together to achieve a common goal. See “Elements of Compensation - Annual Cash Incentives: Description and Analysis” on page 31 for further discussion of performance targets used to set 2016 compensation. Equity-based awards provide long-term incentives designed to reward price appreciation of our Common Shares over a multi-year period.

Additionally, we believe that the Company’s executive compensation program does not encourage excessive risk taking. The Compensation Committee has incorporated the following risk-oversight and compensation-design features to guard against excessive risk taking:

●	Review and approval of corporate objectives by the Compensation Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the desired risk/reward balance, and do not encourage excessive risk taking;
●	Base salaries consistent with each executive’s responsibilities so that the executive is not motivated to take excessive risks to achieve a reasonable level of financial security;
●	A significant portion of each executive’s compensation is tied to the future share performance of the Company;
●	Equity compensation and vesting periods for equity awards that encourage executives to focus on sustained share price appreciation;
●	Three-year holding period following vesting on all restricted Common Shares granted to our CEO since 2013;
●	Robust share ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy; and
●	A mix of cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company.

ROLE OF THE COMPENSATION COMMITTEE

The purposes and responsibilities of the Compensation Committee of the Board include the following:

●	Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO’s compensation level based on this evaluation;
●	Make recommendations to the Board with respect to the compensation of non-employee directors and officers other than the CEO;
●	Periodically review the Company’s incentive-compensation and equity-based plans and approve any new or materially amended equity-based plans; and
●	Oversee, with management, regulatory compliance with respect to compensation matters, including the Company’s compensation policies with respect to Section 162(m) of the Internal Revenue Code of 1986 (referred to as the “Code”).

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. In particular, the Compensation Committee may delegate the approval of certain equity awards to a subcommittee consisting solely of members of the Compensation Committee who are (1) “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act, and (2) “outside directors” for the purposes of Section 162(m) of the Code.

ROLE OF THE COMPENSATION CONSULTANT AND USE OF AGGREGATE PEER GROUP DATA

Since 2004, the Compensation Committee has engaged an independent compensation consultant, FTI, to assist in determining the appropriate amounts, types and mix of executive compensation. The Compensation Committee, with

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EXECUTIVE COMPENSATION

the help of FTI, annually reviews the compensation practices of other REITs in order to evaluate market trends and compare our compensation program with the compensation programs of our competitors. Based in part on this data, the Compensation Committee develops a compensation plan that is intended to maintain the link between corporate performance and shareholder returns while being generally competitive within our industry.

Each fiscal year, management prepares tally sheets that set forth the Company’s total compensation obligations to the CEO and the other officers, including each executive’s realized compensation from the prior year and targeted cash compensation for the coming year. FTI analyzes this information, as well as the mix of fixed versus variable, short-term versus long-term and cash versus equity-based compensation of officers with similar duties and responsibilities at the peer group companies. The analysis focuses on two categories of compensation: (1) base salary and incentive cash bonus together as total cash compensation and (2) total overall compensation. Based on the Company’s and the individual’s overall performance relative to the peer group and the unique circumstances associated with any individual officer, the Compensation Committee, in consultation with FTI, determines an appropriate level of annual compensation.

In 2016, FTI recommended the level of base and incentive cash bonus compensation to be set for each officer as well as the amount of equity awards to be granted to each officer (or, if applicable, concluded that the recommendations of the CEO with respect to such other officer’s compensation were reasonable and within peer group standards), based on its review of peer data, industry trends, existing employment agreements and other factors. The Compensation Committee considered FTI’s recommendations and analysis when determining base salaries and annual and long-term incentives.

In selecting the peer group, the Company considers REITs based upon the following characteristics: (1) industry sector, (2) market capitalization and (3) peer group continuity from year to year. In 2016, the Compensation Committee approved a peer group comprised of REITs that invest in retail properties that are within 0.3x and 3.0x the size of the Company in terms of implied equity market capitalization. After review, the Compensation Committee determined to keep the 2016 peer group consistent with 2015, except for the following adjustments:

●	Removed Realty Income Corporation due to the fact it was approximately 4.5x the size of the Company based on implied market capitalization (as compared to approximately 3.3x in 2015).
●	Added Urban Edge Properties (a newly-formed retail REIT), with an implied equity market capitalization of approximately $3.0 billion.

The following table provides the names and certain key information for each peer company at the time the Compensation Committee reviewed the peer group market data on October 12, 2016.

Company	Implied Equity Market Cap $ million	Total Enterprise Value $ million	Sector
Acadia Realty Trust	$3,086.1	$4,782.0	Shopping Centers
Brixmor Property Group, Inc.	8,467.4	14,354.7	Shopping Centers
CBL & Associates Properties, Inc.	2,428.4	7,629.0	Regional Malls
DDR Corp.	6,383.7	11,663.1	Shopping Centers
Equity One Inc.	4,400.8	5,727.4	Shopping Centers
Federal Realty Investment Trust	11,113.0	13,895.4	Shopping Centers
Kimco Realty Corporation	12,187.6	17,931.2	Shopping Centers
Kite Realty Group Trust	2,365.3	4,113.0	Shopping Centers
The Macerich Company	12,491.0	17,671.3	Regional Malls
National Retail Properties, Inc.	7,481.2	10,171.8	Free Standing
Regency Centers Corporation	8,108.8	10,430.4	Shopping Centers
Retail Opportunity Investments Corp.	2,656.6	3,830.4	Shopping Centers
Taubman Centers, Inc.	6,358.6	9,527.0	Regional Malls
Urban Edge Properties	2,970.9	4,019.9	Shopping Centers
Weingarten Realty Investors	5,039.9	7,281.2	Shopping Centers
Washington Prime Group, Inc.	2,729.5	6,378.3	Regional Malls
Tanger Factory Outlet Centers, Inc.	$3,931.1	$5,515.0	Outlet Centers

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EXECUTIVE COMPENSATION

Determination of Compensation Consultant’s Objectivity.
The Compensation Committee recognizes that it is essential to receive objective advice from its outside independent compensation consultant. As a result, the Compensation Committee does not allow the Company to engage FTI in matters unrelated to executive compensation.

ROLE OF MANAGEMENT AND THE CHIEF EXECUTIVE OFFICER IN SETTING EXECUTIVE COMPENSATION

On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation. The CEO is actively engaged in setting compensation for other executives through a variety of means, including recommending for Compensation Committee approval the financial performance goals for his executive team. He works closely with the CFO in analyzing relevant market data to determine recommendations for base salary, annual bonus targets and equity compensation awards for other members of senior management. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The CEO and CFO are generally subject to the same financial performance goals as the other officers, all of which are approved by the Compensation Committee. The Compensation Committee will consider, but is not bound by and does not always accept, the recommendations of the CEO and CFO with respect to executive compensation.

4	ELEMENTS OF COMPENSATION

Historically, the Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses, annual long-term equity-based incentive compensation and outperformance awards. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy and also taking into account annual accounting cost and the impact of share dilution. Within the framework of aligning total compensation with corporate and individual performance, the purpose of each of the components is as follows:

●	Annual base salaries provide competitive fixed pay at a level consistent with the individual’s job responsibilities relative to his or her peers.
●	Annual incentive cash bonuses incentivize management to achieve the Company’s strategic and financial goals for the fiscal year, generally using a formulaic calculation.
●	Annual long-term equity incentives reward prior year performance and support the retention of senior management, while exposing recipients to the same market fluctuations as shareholders and thereby motivating management to create long-term shareholder value.
●	Outperformance plan awards enhance the pay-for-performance structure and shareholder alignment, while motivating and rewarding senior management for superior TSR performance based on rigorous, predetermined absolute and relative hurdles.

BASE SALARY: DESCRIPTION AND ANALYSIS

Although the Compensation Committee does not benchmark salaries to any specific percentile of base salaries paid to comparable officers in the peer group, the NEOs are paid base pay amounts within the range of base salaries paid to comparable officers in the peer group and sufficient to attract high-quality executive talent and maintain a stable management team. While the Compensation Committee believed cash compensation for its most senior executive officers (Messrs. Tanger, McDonough and Perry) were below median levels for officers in similar positions at companies in our peer group, the Compensation Committee decided to keep their base salaries flat for 2016. Mr. Williams’ base salary was increased by 19.2% in connection with his promotion to CFO and Ms. Morrison’s base salary was increased by 3%, which we believe is generally consistent with increases for officers in similar positions at companies in our peer group. The 2016 base salaries were as follows:

Named Executive Officer	2016 Base Salaries
Steven B. Tanger, CEO	$824,000
James F. Williams, CFO	350,000
Thomas E. McDonough, COO	382,439
Chad D. Perry, GC	360,500
Lisa J. Morrison, Senior Vice President - Leasing	275,074

After a review of base salaries and total cash compensation as compared to our peer group, and considering that cash compensation was below median peer group levels, the Compensation Committee concluded that it would be appropriate to increase base salaries by approximately 3% for 2017. Mr. Tanger’s base salary was increased to $850,000 pursuant to the terms of his amended and restated employment agreement.

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EXECUTIVE COMPENSATION

Each of the NEOs has an employment agreement with the Company that includes a provision whereby the executive’s base salary shall not be less than certain previous amounts. See “Employment Contracts” on page 49.

ANNUAL CASH INCENTIVES: DESCRIPTION AND ANALYSIS

INCENTIVE CASH BONUS PLAN FOR EXECUTIVE OFFICERS

During 2016, all executive officers were eligible for an annual incentive cash bonus payment based upon achieving certain performance criteria during the year (referred to as the “Incentive Cash Bonus Plan”). The performance criteria were approved and set by the Compensation Committee in February 2016. The annual incentive cash bonus for a fiscal year is typically paid in the first quarter of the following year once the results for the year have been finalized.

As discussed above, in response to shareholder feedback, the Company simplified the annual incentive cash bonus structure in 2016 by reducing the number of financial performance criteria from eight to four and by establishing three payout levels instead of the four levels set in previous years. For 2016, each executive’s annual incentive cash bonus amount was based upon Threshold, Target and Maximum percentages of base salary. See the “2016 Grant of Plan-Based Awards” table on page 44 for the dollar amounts payable under each of these categories. Generally, executives must be employed as of the last day of the year to receive payment under the annual Incentive Cash Bonus Plan for that year.

The Threshold, Target and Maximum amounts for 2016 were unchanged from 2015 and were as follows (as a percentage of base salary):

Named Executive Officer	Threshold	Target	Maximum
Steven B. Tanger, CEO	75%	100%	200%
James F. Williams, CFO	5%	20%	35%
Thomas E. McDonough, COO	75%	100%	170%
Chad D. Perry, GC	75%	100%	170%
Lisa J. Morrison, Senior Vice President - Leasing	5%	20%	35%	(1)

(1)	Ms. Morrison also participates in separate annual incentive cash bonus plans for leasing employees. See “Annual Incentive Cash Bonus Plan for Leasing Employees” below. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her annual base salary or (2) 9.16% of the total commissions earned by our leasing employees with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year, except that if the amount determined under clause (2) is greater than 100% of Ms. Morrison’s annual base salary, such excess will be carried over to the next succeeding year. Ms. Morrison receives the higher of the bonus as calculated under the Company’s Incentive Cash Bonus Plan for executive officers or the bonus calculated under the terms of her employment contract, but not both.

The annual incentive cash bonuses payable to NEOs are based on the achievement of several company performance criteria that incentivize such officers to focus on the achievement of strategic and financial goals of the Company and for 2016 included the following measures:

Performance Criteria	CEO/EVPs Weighting	Other Officer Weighting	Rationale for Including in Plan
Financial Performance Targets:
●AFFO per share			Encourages focus on profitability as measured by the most frequently assessed REIT earnings measures and maintenance of leverage within acceptable levels.
●Minimum increase in rolling 12 month tenant sales for centers in which the Company has ownership interest
●Percentage increase in same center net operating income
●Consolidated Debt to Adjusted Total Asset ratio
Strategic objectives (or Individual Performance for "Other Officers")			Represents indicators of the executive’s success in fulfilling his or her responsibilities to the Company and in executing its strategic business plan.

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EXECUTIVE COMPENSATION

Since there were fewer performance criteria than in prior years, the Compensation Committee adjusted the weightings, taking into account the relative importance of each metric. For purposes of setting the performance levels for 2016, the CFO prepared for the Compensation Committee an analysis of, including for the criteria above, the actual performance levels achieved for the last three years and the average of the three-year period as compared to the performance levels included in the operating and financial budgets approved by the Board for 2016. The Compensation Committee generally sets threshold levels for each criterion at or above the current year budget levels. The budget reflects management’s assumptions regarding performance during the year taking into account many factors, both internal and external. The Compensation Committee may approve performance levels for the current year below the prior year performance levels when considering the current year’s budget or other factors outside management’s control. Certain target levels used in 2016 were either modified or lower than those used in 2015 as follows:

●	Minimum increase in rolling 12 month tenant sales for centers in which the Company has ownership interest was set at lower levels for 2016 as compared to 2015 to reflect the expected changes in retail market conditions,
●	Same Center NOI and Consolidated Debt to Adjusted Total Asset ratio threshold amounts were set based on the Company’s operating budget for the year, and
●	Lease renewal rate, minimum increases on base rental rates, and minimum year end occupancy rate were each removed as a performance metric. As part of the simplification process, the Compensation Committee determined that growth in these metrics generally would be necessary to achieve the growth in AFFO per share and Same Center NOI, and thus no longer needed to be considered separately as stand alone metrics.

At the time the individual strategic objectives were set, the Compensation Committee believed the targets would be challenging and difficult, but achievable with significant effort and skill. The corporate performance criteria and the performance levels required under the Incentive Cash Bonus Plan for 2016 approved by the Compensation Committee, as compared to our level of achievement, are as follows:

	2016 Performance Levels
Performance Criteria	Threshold	Target	Maximum	Actual Results
Financial Performance Targets:

●AFFO per share
●Minimum increase in rolling 12 month tenant sales for centers in which the Company has ownership interest
●Percentage increase in Same Center NOI
●Consolidated Debt to Adjusted Total Asset ratio

	$2.27	$2.32	$2.35	$2.38

	0.1%	0.5%	1.0%	0.4%

	2.0%	3.3%	3.5%	3.4%

	50.0%	49.0%	48.0%	50.0%

Individual performance objectives for the CEO and EVP’s (described below)
	3 of 5 objectives	4 of 5 objectives	5 of 5 objectives	5 of 5 objectives

Individual performance goals for other officers
	2 of 5 objectives	3 of 5 objectives	5 of 5 objectives	5 of 5 objectives

The Compensation Committee, in its discretion, may adjust the predetermined AFFO targets to exclude significant charges which they believe are not indicative of the Company’s ongoing operating performance. No such adjustments were made for the 2016 year. See “Actual 2016 Annual Incentive Cash Bonuses” below, for the amount of annual incentive cash bonuses received by each NEO pursuant to the above results. Further, for a reconciliation of AFFO and Same Center NOI to GAAP, please see Appendix A.

The Compensation Committee believes that these strategic and financial goals are key drivers in ultimately increasing the equity value of the Company and that these goals ultimately help align the interests of our NEOs and our shareholders. If minimum performance criteria targets are not met, no bonuses are paid. If maximum targets are met or exceeded, bonuses may be substantial but are capped as set forth in the table above.

In 2016, the Company met or surpassed all of the minimum performance levels and one of the maximum performance levels. The individual performance goals for each of Messrs. Tanger, McDonough and Perry were to (1) start one new development or one expansion of an existing center of at least 100,000 square feet in the US or Canada, (2) open two new developments in the US or Canada, (3) acquire one new development site or one existing outlet center, (4) increase comparable traffic by 1% in centers in which we have an ownership interest, and (5) achieve year end occupancy of at least 95% in centers in which we have an ownership interest. While Ms. Morrison participates in this plan, in 2016 her bonus compensation was determined under the bonus plan for leasing employees as described below.

The Compensation Committee determined it prudent to pay the bonuses earned by the executive officers during 2016 based on the achievement of the targets set at the beginning of 2016.

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EXECUTIVE COMPENSATION

ANNUAL INCENTIVE CASH BONUS PLAN FOR LEASING EMPLOYEES

Ms. Morrison also participates in a separate incentive cash bonus plan designed to reward the Company’s leasing employees on an individual basis for successfully executing new leases and renewing existing leases with our tenants (referred to as “Leasing Commissions”), and on a team basis for reaching certain company goals with respect to achieving minimum overall occupancy rates, minimum renewal rate on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year (referred to as “Leasing Team Bonus”). Management believes it is desirable for all leasing employees to participate in this plan in order to provide incentives for maximizing and growing the Company’s revenues.

Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus with respect to Leasing Commissions equal to the lesser of (1) 100% of her annual base salary or (2) 9.16% of the total commissions earned by our leasing employees with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing bonus plan in effect for that contract year, except that if the amount determined under clause (2) is greater than 100% of Ms. Morrison’s annual base salary, such excess amount will be carried over to the next succeeding year. Ms. Morrison receives the higher of the bonus as calculated under the Incentive Cash Bonus Plan for executive officers or the bonus calculated under the terms of her employment contract, but not both. In 2016, Ms. Morrison received the bonus calculated under the terms of her employment contract, since such amount was higher than the bonus she would have received under our Incentive Cash Bonus Plan.

In addition, during 2016, Ms. Morrison was eligible to receive a Leasing Team Bonus up to $21,250 if all of the minimum targets were achieved, and then would receive an additional $1,000 for each percentage point achieved above the minimum performance levels, up to a maximum of $40,000.

ACTUAL 2016 ANNUAL INCENTIVE CASH BONUSES

All annual incentive cash bonuses to NEOs for 2016 were paid in accordance with the terms described above, and the Company did not exercise any discretion to increase any such bonuses above the amount determined pursuant to the applicable formula. The actual cash incentives paid for 2016 performance were:

	2016 Annual	% Change
Named Executive Officer	Cash Incentives	from 2015
Steven B. Tanger, CEO	$1,282,350	20.5%
James F. Williams, CFO	96,086	23.5%
Thomas E. McDonough, COO	526,332	17.0%
Chad D. Perry, GC	496,138	17.0%
Lisa J. Morrison, Senior Vice President - Leasing	285,451	3.8%

LONG-TERM INCENTIVES: DESCRIPTION AND ANALYSIS

The Company’s long-term incentive compensation consists of equity-based awards under its Incentive Award Plan, either in the form of restricted Common Shares or performance awards. Equity-based awards deliver increased value only when the value of our Common Shares increases. Long-term incentives are determined by the Compensation Committee based, in part, on peer group compensation practices combined with recommendations of management and its compensation consultant.

The Compensation Committee generally administers our Incentive Award Plan, which provides for the issuance of equity-based awards to our officers and employees. The Compensation Committee authorizes the awards to employees and establishes the terms and conditions of the awards under the Incentive Award Plan, as it deems appropriate.

Beginning with 2015 equity awards, we reduced the number of time-based equity awards and increased the number of performance-based equity awards such that the allocation between the time-based and performance-based components now reflect an approximate 40/60 split in favor of performance-based equity. The chart below compares the mix of performance-based awards (assuming the maximum number of restricted Common Shares are earned) and time-based awards granted for both 2015 performance and 2016 performance for our CEO.

CEO MIX OF EQUITY AWARDS

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EXECUTIVE COMPENSATION

Restricted Common Shares Awarded	2015	% of Total Award	2016	% of Total Award
Performance-Based (1)	135,375	59.4%	125,400	60.3%
Time-Based	92,712	40.6%	82,460	39.7%
Total	228,087		207,860

(1)	Represents restricted Common Shares to be issued if maximum performance hurdles are met.

RESTRICTED COMMON SHARE AWARDS

Awarding restricted Common Shares helps to further align the interests of management with those of our shareholders. In setting the amounts and terms of the restricted Common Shares, the Compensation Committee considers the value of previous grants of restricted Common Shares and the total compensation expense recognized in the Company’s financial statements with respect to all previous grants of restricted Common Shares. However, the Compensation Committee does not necessarily limit the number of restricted Common Shares to be granted based on the total value or annual expense recognized in the financial statements because the Compensation Committee generally considers grants of restricted Common Shares to represent both an annual reward for individual and Company performance achieved as well as a longer-term incentive for future performance. Restricted Common Shares are generally granted during the first quarter of the current year once the results from the previous year are finalized.

Based on the foregoing considerations, including the TSR and operational performance highlighted on page 25, in February 2017, the Compensation Committee approved the following awards of restricted Common Shares for 2016 performance:

Named Executive Officer	2016 Annual Long-Term Incentives	% Change from 2015
Steven B. Tanger, CEO	$2,486,994	1.30%
James F. Williams, CFO	299,200	24.66%
Thomas E. McDonough, COO	1,285,214	(1.44)%
Chad D. Perry, GC	523,599	(1.43)%
Lisa J. Morrison, Senior Vice President - Leasing	240,015	—%

The restricted Common Shares were granted to the named executive officers for 2016 performance in February 2017. For the CEO, CFO and EVPs, such awards vest ratably over a three-year period, beginning on February 15, 2018. Vesting periods for these four executives were set at three years for grants made in 2017 as the Compensation Committee believed a three-year period would better align with the majority of the Company’s peers, yet still represent a robust vesting period. For Ms. Morrison and other executives, such awards vest ratably over a five-year period, beginning on February 15, 2018. For the CEO, the restricted Common Shares granted for 2016 performance include additional holding period restrictions under which the vested Common Shares cannot be sold for an additional three years following each vesting date.

In addition, in February 2016, the Compensation Committee approved the following annual long-term incentives based on Company performance achieved for 2015 (Mr. Williams was not a NEO in 2015):

Named Executive Officer	2015 Annual Long-Term Incentives	% Change from 2014
Steven B. Tanger, CEO	$2,455,013	(34.9)%
Thomas E. McDonough, COO	1,303,939	(32.4)%
Chad D. Perry, GC	531,170	(31.1)%
Lisa J. Morrison, Senior Vice President - Leasing	240,011	(17.0)%

The restricted Common Shares were granted to the named executive officers for 2015 performance in February 2016. For the CEO and EVPs, such awards vest ratably over a four-year period, beginning on February 15, 2017. For Ms. Morrison and other executives, such awards vest ratably over a five-year period, beginning on February 15, 2017. For the CEO, the restricted Common Shares granted for 2015 performance include additional holding period restrictions under which the vested Common Shares cannot be sold for an additional three years following each vesting date.

Dividends are paid on all restricted Common Shares whether vested or unvested. The Compensation Committee believes that restricted Common Share grants with time-based vesting features provide the desired incentive to increase the Company’s share price and, therefore, the value for our shareholders over the vesting period. If the Company has poor relative performance that results in poor shareholder returns, then the value of the restricted Common Shares, and likewise the executive’s total compensation, will be reduced. If the Company has superior relative performance that results in superior shareholder

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EXECUTIVE COMPENSATION

returns, then the value of the restricted Common Shares, and likewise the executive officer’s total compensation, will be significantly increased.

The Company measures the grant date fair value under FASB ASC 718 of all restricted Common Share awards with time-based vesting features based on the provisions of the Incentive Award Plan. Under those provisions, fair value is considered to be the closing price of our Common Shares on the last trading day prior to the grant date, except for the restricted Common Shares granted to the CEO in 2016 and 2015 that are subject to additional restrictions on sale after vesting described above which were each discounted per FASB ASC 718 by 15%.

2016 OUTPERFORMANCE PLAN

During February 2016, the Compensation Committee approved the general terms of the Tanger Factory Outlet Centers, Inc. 2016 OPP, which provides for the grant of performance awards under the Incentive Award Plan. The terms are similar to the 2015 Outperformance Plan (“2015 OPP”) but contain the following modifications (as compared to the 2015 OPP) based in part on shareholder feedback, current macroeconomic conditions, and programs used by our peers:

●	50% of the potential payouts under the 2016 OPP will be determined based on absolute TSR performance and 50% based on relative TSR performance compared to a ratio of 60% absolute and 40% relative TSR performance under the 2015 plan.
●	Minimum and Target performance level payouts were decreased to 20% and 60% of the award, respectively, from 33.33% and 66.67%, respectively, but the maximum performance level payout was unchanged.
●	Minimum and Target absolute performance hurdles have been lowered to +18% and +26.5% TSR, respectively, from +25% and +30% TSR, respectively, but the maximum performance hurdle was unchanged.
●	Minimum and Target relative performance hurdles have been lowered to the 40th percentile and 55th percentile of the peer group, respectively, from the 50th percentile and 60th percentile of the peer group, respectively, but the maximum performance hurdle was unchanged.

We believe that these changes address shareholder feedback by maintaining targets that will be challenging and difficult, but achievable with significant effort and skill.

Under the 2016 OPP, the Company has granted an aggregate of 321,900 notional units to award recipients, which may convert, subject to the achievement of the goals described below, into a maximum of 321,900 restricted Common Shares based on the Company’s absolute Common Share price appreciation and its Common Share price appreciation relative to its peer group, on a cumulative basis over the three-year measurement period from February 10, 2016 through February 9, 2019. The maximum number of restricted Common Shares will be earned under the 2016 OPP if the Company both (1) achieves 35% or higher Common Share price appreciation, inclusive of all dividends paid, over the three-year measurement period and (2) is in the 70th or greater percentile of its peer group for TSR over the three-year measurement period.

Listed below is the maximum number of restricted Common Shares that each of the Company’s NEOs will be eligible to receive upon achieving both goals discussed above at the conclusion of the performance period:

Named Executive Officer	Maximum Award	Maximum Potential Value (1)	Grant Date Value (2)
Steven B. Tanger, CEO	135,375	$5,076,563	$2,044,163
James F. Williams, CFO	7,850	294,375	118,535
Thomas E. McDonough, COO	61,125	2,292,188	922,988
Chad D. Perry, GC	24,900	933,750	375,990
Lisa J. Morrison, Senior Vice President - Leasing	7,850	294,375	118,535

(1)	Represents the maximum number of restricted Common Shares to potentially be issued multiplied by the estimated value per share needed to earn the maximum number of restricted Common shares, or $37.50 per restricted Common Share.
(2)	Represents the notional units granted under the 2016 OPP multiplied by the grant date fair value of $15.10. The grant date fair value was based on probable performance outcomes computed in accordance with FASB ASC 718.

Any restricted Common Shares earned on February 9, 2019 are also subject to a time-based vesting schedule, pursuant to which 50% of the restricted Common Shares would vest on February 15, 2019 and the remaining 50% would vest on February 15, 2020, contingent upon continued employment with the Company through the applicable vesting date.

With respect to 50% of the notional units that may be earned based on absolute TSR performance (which are convertible into up to 160,950 restricted Common Shares potentially payable to all award recipients), the following hurdles must be achieved over the three-year measurement period:

Cumulative Absolute TSR Performance	% of Award Earned	Units Convertible into Restricted Common Shares
18%, including Common Share price appreciation and all dividends	20.0%	32,190
26.5%, including Common Share price appreciation and all dividends	60.0%	96,570
35%, including Common Share price appreciation and all dividends	100.0%	160,950

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EXECUTIVE COMPENSATION

With respect to the remaining 50% of the notional units that may be earned based on relative TSR performance (which are convertible into up to 160,950 restricted Common Shares potentially payable to all award recipients), the following hurdles must be achieved:

Cumulative Relative TSR Performance	% of Award Earned	Units Convertible into Restricted Common Shares
40th percentile of the peer group based on the SNL Equity REIT Index	20.0%	32,190
55th percentile of the peer group based on the SNL Equity REIT Index	60.0%	96,570
70th percentile of the peer group based on the SNL Equity REIT Index	100.0%	160,950

The notional units will convert on a pro-rata basis by linear interpolation between Common Share price appreciation thresholds, both for absolute and relative Common Share price appreciation. The Common Share price appreciation will be adjusted to take into account any dividend payments made during the measurement period.

The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions. If the notional units are earned, and thereby converted into restricted Common Shares (whether vested or unvested), then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period. Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were earned, whether vested or unvested.

2017 OUTPERFORMANCE PLAN

During February 2017, the Compensation Committee approved the general terms of the Tanger Factory Outlet Centers, Inc. 2017 OPP, which provides for the grant of performance awards under the Incentive Award Plan. The terms are the same as the 2016 OPP.

Under the 2017 OPP, the Company granted an aggregate of 296,400 notional units to award recipients, which may convert, subject to the achievement of the goals described below, into a maximum of 296,400 restricted Common Shares based on the Company’s absolute Common Share price appreciation and its Common Share price appreciation relative to its peer group, on a cumulative basis over the three-year measurement period from February 14, 2017 through February 13, 2020. The maximum number of restricted Common Shares will be earned under the 2017 OPP if the Company both (1) achieves 35% or higher Common Share price appreciation, inclusive of all dividends paid, over the three-year measurement period and (2) is in the 70th or greater percentile of its peer group for TSR over the three-year measurement period. The Company expects the value of the awards, if the Company achieves the 35% Common Share price appreciation and is in the 70th percentile of its peer group for TSR over the three-year measurement period, will equal approximately $12.6 million.

Listed below is the maximum number of restricted Common Shares that each of the Company’s named executive officers will be eligible to receive upon achieving both goals discussed above at the conclusion of the performance period:

Named Executive Officer	Maximum Award	Maximum Potential Value (1)	Grant Date Value (2)
Steven B. Tanger, CEO	125,400	$5,345,802	2,081,640
James F. Williams, CFO	13,200	562,716	219,120
Thomas E. McDonough, COO	56,700	2,417,121	941,220
Chad D. Perry, GC	23,100	984,753	383,460
Lisa J. Morrison, Senior Vice President - Leasing	7,200	306,936	119,520

(1)	Represents the maximum number of restricted Common Shares to potentially be issued multiplied by the estimated value per share needed to earn the maximum number of restricted Common shares, or $42.63 per restricted Common Share.
(2)	Represents the notional units granted under the 2017 OPP multiplied by the grant date fair value of $16.60. The grant date fair value was based on probable performance outcomes computed in accordance with FASB ASC 718.

Any restricted Common Shares earned on February 13, 2020 are also subject to a time-based vesting schedule, pursuant to which 50% of the restricted Common Shares would vest on February 15, 2020 and the remaining 50% would vest on February 15, 2021, contingent upon continued employment with the Company through the applicable vesting date.

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EXECUTIVE COMPENSATION

With respect to 50% of the notional units that may be earned based on absolute TSR performance (which are convertible into up to 148,200 restricted Common Shares potentially payable to all award recipients), the following hurdles must be achieved over the three-year measurement period:

Cumulative Absolute TSR Performance	% of Award Earned	Units Convertible into Restricted Common Shares
18%, including Common Share price appreciation and all dividends	20.0%	29,640
26.5%, including Common Share price appreciation and all dividends	60.0%	88,920
35%, including Common Share price appreciation and all dividends	100.0%	148,200

With respect to the remaining 50% of the notional units that may be earned based on relative TSR performance (which are convertible into up to 148,200 restricted Common Shares potentially payable to all award recipients), the following hurdles must be achieved:

Cumulative Relative TSR Performance	% of Award Earned	Units Convertible into Restricted Common Shares
40th percentile of the peer group based on the SNL Equity REIT Index	20.0%	29,640
55th percentile of the peer group based on the SNL Equity REIT Index	60.0%	88,920
70th percentile of the peer group based on the SNL Equity REIT Index	100.0%	148,200

Like the notional units granted under the 2016 OPP, these notional units will convert on a pro-rata basis by linear interpolation between Common Share price appreciation thresholds, both for absolute and relative Common Share price appreciation. The Common Share price will be adjusted to take into account any dividend payments made during the measurement period.

The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions. If the notional units are earned, and thereby converted into restricted Common Shares (whether vested or unvested), then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period. Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were earned, whether vested or unvested.

ACHIEVEMENT OF PERFORMANCE-BASED LONG-TERM INCENTIVES

Approximately 31% of the total compensation of our CEO and on average 25% of the total compensation of other NEOs represents at-risk performance-based long-term incentives subject to the achievement of TSR performance. The following table summarizes the Company’s performance-based long-term incentives since 2012:

Program	Performance Period	Cumulative TSR Performance Requirements	Earnings Percentages	Status
2013 OPP	2013-2015	●Absolute TSR between 25% and 35% ●Relative TSR between the 50th and 70th percentile	●Threshold - 33% ●Maximum - 100%	No Common Shares were earned.
2014 OPP	2014-2016	●Absolute TSR between 25% and 35% ●Relative TSR between the 50th and 70th percentile	●Threshold - 33% ●Maximum - 100%	Each notional unit was converted at 65.75% of the maximum award into restricted Common Shares.
2015 OPP	2015-2017	●Absolute TSR between 25% and 35% ●Relative TSR between the 50th and 70th percentile	●Threshold - 33% ●Maximum - 100%	As of December 31, 2016, performance is below the threshold levels for both absolute TSR (on a prorated basis) and relative TSR and no value has been created to date. Actual payouts are not yet determinable and will be determined after December 31, 2017.
2016 OPP	February 2016- February 2019	●Absolute TSR between 18% and 35% ●Relative TSR between the 40th and 70th percentile	●Threshold - 20% ●Maximum - 100%	As of December 31, 2016, performance is above the maximum absolute TSR level (on a prorated basis) of 11.67% and slightly below the threshold relative TSR level. Actual payouts are not yet determinable and will be determined after the end of performance period in February 2019.

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EXECUTIVE COMPENSATION

RETIREMENT BENEFITS

The Company generally does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to our 401(k) plan. Employee contributions are matched by us at a rate of compensation to be determined annually at our discretion. This benefit is generally available to all employees of the Company. See "Employment Contracts" for a discussion of amounts that may be payable pursuant to Mr. Tanger’s employment agreement in connection with retirement.

PERQUISITES

The Company does not provide significant perquisites or personal benefits to executive officers, except that it provided Mr. Tanger with a monthly car allowance of $800 in 2016. In addition, the Company paid a total of $44,436 for premiums on life insurance policies and $36,000 as a reimbursement of legal fees incurred in connection with his amended and restated employment agreement for Mr. Tanger during 2016.

In addition, the Company owns a corporate airplane which is used almost exclusively for business travel. We believe that the confidential working environment, security and efficiency provided by private air travel allow our CEO and other executives to maximize productivity while traveling for business.

Our CEO’s business travel includes travel from his primary office location to the Company’s headquarters. While we consider this travel to serve an important business purpose, for purposes of transparency, we identify the incremental cost of this travel as a perquisite for SEC reporting purposes. We determine the incremental cost per flight based on the cost of fuel used, landing fees, trip-related hangar and parking costs, and crew-related costs. The incremental cost does not include fixed costs that do not change based on usage, such as purchase costs of the airplane, pilot salaries and non-trip-related hangar and parking costs. In 2016, this incremental cost totaled approximately $57,722. However, we do not consider the characterization of this amount as a perquisite to be a significant factor in our overall compensation plan design or effectiveness.

The CEO may use the aircraft for personal use from time to time, so long as the CEO reimburses the Company for such use so that there is no incremental cost to the Company.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL

The Company’s business is competitive and the Compensation Committee believes that it is extremely desirable for the Company to maintain employment contracts with its senior executives. The employment contracts generally provide for severance pay if the executive terminates his or her employment for Good Reason or is terminated by the Company without Cause, as those terms are defined in each agreement. The severance arrangements provided in the contracts are designed to promote stability and continuity of senior management. Equity awards granted to Mr. Tanger under the OPPs, to the extent earned, provide for accelerated vesting in the event of a Change of Control. However, unless he experiences a termination of employment following a Change of Control (i.e., a “double trigger”), Mr. Tanger is not entitled to cash severance or accelerated vesting of time-based restricted shares granted after 2012 in the event of a Change of Control. For all named executive officers, except for Mr. Tanger, the employment contracts consider a Change of Control as a reason for an executive to terminate his or her employment, and thus would entitle him or her to certain severance pay. Our Compensation Committee believes it is fair to provide severance protection and accelerated vesting of certain equity grants upon a Change of Control. Very often, senior executives lose their jobs in connection with a Change of Control. By agreeing upfront to provide severance benefits and accelerated vesting of certain equity grants in the event of a Change of Control, our Compensation Committee believes we can reinforce and encourage the continued attention and dedication of senior executives to their assigned duties without distraction in the face of an actual or threatened Change of Control and ensure that management is motivated to negotiate the best acquisition consideration for our shareholders.

The Company currently has employment contracts with each of the NEOs listed in the Summary Compensation Table on page 42 of this Proxy Statement. See “Employment Contracts” on page 49 in this Proxy Statement.

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EXECUTIVE COMPENSATION

5	GOVERNANCE POLICIES RELATING TO COMPENSATION

MINIMUM OWNERSHIP GUIDELINES

The Company’s Board of Directors expects all non-employee directors, the CEO, the CFO, the COO and the GC to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of shareholders. Accordingly, the Board has established equity ownership guidelines for non-employee directors, the CEO, CFO, COO and GC. Non-employee directors are required to hold 5,000 Common Shares. Newly elected non-employee directors have three years following their election to the Board to meet the share ownership guidelines. The executives are required to hold Common Shares with a value equivalent to a multiple of their salary as listed in the table below:

CEO	10 x Base Salary
CFO	3 x Base Salary
COO	3 x Base Salary
GC	3 x Base Salary

The executives have five years following their appointment to meet the share ownership guidelines. Vested and unvested restricted Common Shares count toward the equity ownership guidelines. All non-employee directors and the executives, except for Mr. Henry who was appointed to the Board in January 2016, met the share ownership guidelines as of December 31, 2016.

CLAWBACK POLICY

The Board has established a clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, as a result of intentional misconduct, fraud or gross negligence. Each executive officer may be required to reimburse the Company for any incentive awards made after January 1, 2013 on the basis of having met or exceeded specific performance levels, under these circumstances.

ANTI-HEDGING POLICY

The Board has established an anti-hedging policy applicable to our executive officers and directors. The policy prohibits any director or executive officer of the Company from trading in puts, calls, options or other derivative securities based on the Company’s securities. In addition, certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a shareholder to lock in much of the value of his or her holdings, often in exchange for all or part of the potential upside appreciation in the shareholdings. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the company’s other shareholders. Therefore, directors and executive officers may not engage in any such transactions with respect to the Common Shares owned.

ANTI-PLEDGING POLICY

In February 2015, the Board adopted an anti-pledging policy applicable to our executive officers, directors and employees. The Board believes that pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to shareholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. Similarly, officers, directors and employees of the Company may not pledge, or agree or offer to pledge, the Company’s securities (or a right to receive the Company’s securities) as collateral for a loan or other obligation. These prohibitions do not apply to any broker-assisted cashless exercise of equity awards. In addition, in order to facilitate the transition to the policy, these prohibitions do not apply to a margin or pledge of securities that was in effect prior to adoption of the policy; provided, that no additional Company securities may be added to any such pre-existing pledge on or after adoption of the policy.

An exception to the prohibitions in this policy may be granted by the disinterested members of the Board in their sole discretion where a person covered by this policy wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and demonstrates to the satisfaction of the disinterested members of the Board the financial capacity to repay the loan without resort to the pledged securities.

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EXECUTIVE COMPENSATION

MANDATORY HOLDING PERIOD

Restricted Common Shares granted to the CEO in February 2016 and February 2017 include four and three year vesting periods, respectively, and also have a mandatory holding period under which the CEO cannot sell his vested Common Shares for an additional three years following each applicable vesting date.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION AND OTHER TAX CONSIDERATIONS

Subject to certain limited exemptions, Section 162(m) of the Code denies an income tax deduction to any publicly held corporation for compensation paid to a “covered employee” (which is defined as the chief executive officer and each of the Company’s other three most highly compensated officers, excluding the chief financial officer) to the extent that such compensation in any taxable year of the employee exceeds $1 million. In addition to salaries, bonuses payable to the Company’s executives under their present employment contracts and compensation attributable to the exercise of options and other share-based awards that may be granted under the Incentive Award Plan constitute compensation subject to the Section 162(m) limitation. The Incentive Award Plan permits, but does not require, share-based awards to qualify as “performance-based compensation” that is exempt from application of the Section 162(m) limitation. It is the Company’s policy to take into account the implications of Section 162(m) among all other factors reviewed in making compensation decisions. However, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in the Company’s and the shareholders’ best interests. Accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by the Company under Section 162(m). The Compensation Committee may, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Section 280G, Section 4999 and Section 409A of the Code (“Section 409A”) impose certain taxes under specified circumstances. Section 280G and Section 4999 provide that any executives, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive certain payments or benefits in connection with a change of control of the Company, and that the Company could lose a deduction on the amounts subject to additional tax. The Company has no policy or commitment to provide any executive or director with any gross-up or other reimbursement for tax amounts that such executive or director might pay pursuant to these laws, and each named executive officer’s employment contract provides for a cutback of amounts payable in order to avoid such additional taxes. Section 409A imposes additional significant taxes in the event that an executive, director or other service provider receives deferred compensation that does not meet the requirements of Section 409A. The Compensation Committee considers the effect of Section 409A when designing the Company’s executive plans and programs, and such plans and programs are intended to be designed to comply with or be exempt from Section 409A in order to avoid potential adverse tax consequences that may result from noncompliance.

40     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Allan L. Schuman (Chair)
Jeffrey B. Citrin
David B. Henry
Thomas J. Reddin
Bridget M. Ryan-Berman

www.tangeroutlets.com     41

2016 SUMMARY COMPENSATION TABLE

The following table shows information concerning the annual compensation for services provided by our Chief Executive Officer, our current and former Chief Financial Officer and three other most highly compensated executives for each of the fiscal years ended December 31, 2016, 2015, and 2014. Mr. Williams was appointed the Company’s Chief Financial Officer on May 20, 2016. In accordance with the SEC’s disclosure rules, information regarding his compensation for years prior to the year in which he became an NEO is not included in the table below. Mr. Marchisello served as the Company’s Chief Financial Officer until his retirement on May 20, 2016.

Name and Principal position	Year	Salary ($)	Bonus ($)	Share Awards ($) (1)	Non-equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Steven B. Tanger President and Chief Executive Officer	2016	$824,000	$—	$4,499,176	$1,282,350	$696,625	$7,302,151
	2015	824,000	—	5,401,100	1,064,032	544,146	7,833,278
	2014	800,000	—	4,995,558	868,810	901,918	7,566,286
James F. Williams Senior Vice President and Chief Financial Officer	2016	$350,000	$—	$358,546	$96,086	$43,726	$848,358
Frank C. Marchisello, Jr. Former Executive Vice President and Chief Financial Officer	2016	$177,272	$—	$—	$—	$119,136	$296,408
	2015	417,665	—	2,624,900	491,091	187,720	3,721,376
	2014	405,500	—	2,464,736	422,130	350,867	3,643,233
Thomas E. McDonough Executive Vice President and Chief Operating Officer	2016	$382,439	$—	$2,226,927	$526,332	$215,670	$3,351,368
	2015	382,439	—	2,624,900	449,672	159,598	3,616,609
	2014	371,300	—	2,464,736	386,528	119,612	3,342,176
Chad D. Perry Executive Vice President, General Counsel, and Secretary	2016	$360,500	$—	$907,160	$496,138	$87,556	$1,851,354
	2015	360,500	—	1,151,400	423,876	59,095	1,994,871
	2014	350,000	—	1,052,985	364,354	42,452	1,809,791
Lisa J. Morrison Senior Vice President, Leasing	2016	$275,074	$—	$358,546	$285,451	$43,726	$962,797
	2015	267,063	—	413,548	271,614	34,765	986,990
	2014	259,284	—	379,423	271,050	71,881	981,638

(1)	The amounts in this column represent the grant date fair value of restricted Common Shares awarded in each respective year, and the grant date fair value of notional units granted under the 2016, 2015 and 2014 Outperformance Plans. A discussion of the assumptions used in calculating these values may be found in Note 18 to our 2016 audited consolidated financial statements on pages F-48 to F-49 of our 2016 Annual Report, Note 17 to our 2015 audited consolidated financial statements on pages F-45 to F-49 of our 2015 Annual Report, and Note 17 to our 2014 audited consolidated financial statements on pages F-44 to F-47 of our 2014 Annual Report, respectively. With respect to the awards granted under the 2016, 2015 and 2014 Outperformance Plans, the grant date fair values were based on probable performance outcomes. The grant date value for the 2016 awards, assuming that the highest level of performance conditions are achieved, was $5.1 million for Mr. Tanger, $294,000 for Mr. Williams, $2.3 million for Mr. McDonough, $934,000 for Mr. Perry, and $294,000 for Ms. Morrison. Mr. Marchisello did not receive any awards as he had announced his retirement in October of 2015 to be effective May 20, 2016. The grant date value for the 2015 awards, assuming that the highest level of performance conditions will be achieved, was $4.9 million for Mr. Tanger, $2.1 million for Mr. Marchisello and Mr. McDonough, $1.1 million for Mr. Perry, and $371,000 for Ms. Morrison. The grant date fair value for the 2014 awards, assuming that the highest level of performance conditions will be achieved, was $4.8 million for Mr. Tanger, $2.1 million for Mr. Marchisello and Mr. McDonough, $1.1 million for Mr. Perry, and $370,000 for Ms. Morrison.
(2)	Amounts shown consist of payouts under our annual Incentive Cash Bonus Plan earned during the fiscal year but paid in the first quarter of the following fiscal year; except that, with respect to Ms. Morrison, the amounts shown reflect (1) the bonus calculated under the terms of her employment contract, since such amount was higher than the bonus she would have received under our annual Incentive Cash Bonus Plan and (2) a separate bonus she earned as a result of her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates, minimum renewal rate on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year.

42     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2016 SUMMARY COMPENSATION TABLE

(3)	Amounts reported in 2016 include the following:
Name	Car Allowance	Employee Life Insurance Premiums	Dividends paid on unvested restricted Common Shares	401(K) Contribution	Use of Aircraft	Other (a)
Steven B. Tanger	$9,600	$44,436	$538,267	$10,600	$57,722	$36,000
James F. Williams	—	—	33,126	10,600	—	—
Frank C. Marchisello, Jr.	—	—	113,130	6,006	—	—
Thomas E. McDonough	—	—	205,070	10,600	—	—
Chad D. Perry	—	—	76,956	10,600	—	—
Lisa J. Morrison	—	—	33,126	10,600	—	—
(a)	The “Other” compensation for Mr. Tanger represents a reimbursement of legal fees incurred in connection with his amended and restated employment agreement.

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2016 GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards made to NEOs in the year ended December 31, 2016:

	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Share Awards: Number of Common Shares or Units (#) (4)	Grant Date Fair Value of Equity Awards ($) (1)
Name		Minimum ($)	Threshold ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)
Steven B.	2/9/2016					—	—	—	92,712	$2,455,014
Tanger	2/9/2016					45,125	90,250	135,375		2,044,163
		$618,000	$824,000	$1,030,000	$1,648,000
James F.	2/9/2016					—	—	—	7,705	$240,011
Williams	2/9/2016					2,617	5,233	7,850		118,535
		$17,500	$52,500	$87,500	$122,500
Frank C.	2/9/2016					—	—	—	—	—
Marchisello, Jr. (5)
Thomas E.	2/9/2016					—	—	—	41,860	$1,303,939
McDonough	2/9/2016					20,375	40,750	61,125		922,988
		$286,829	$382,439	$478,049	$650,146
Chad D. Perry	2/9/2016					—	—	—	17,052	$531,170
	2/9/2016					8,300	16,600	24,900		375,990
		$270,375	$360,500	$450,625	$612,850
Lisa J.	2/9/2016					—	—	—	7,705	$240,011
Morrison (6)	2/9/2016					2,617	5,233	7,850		118,535
		$13,754	$41,261	$68,769	$96,276
					275,074
				21,250	40,000
(1)	The grant date is considered to be the date the equity-based awards were approved by the Compensation Committee. Under the terms of our Incentive Award Plan, the grant date fair value for restricted Common Share awards is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which for the February 9, 2016 awards, except for Mr. Tanger, was $31.15. The grant date value of Mr. Tanger’s 2016 award, which is subject to additional restrictions on sale after vesting, was discounted per FASB ASC 718 by 15.0%. A discussion of the assumptions used in calculating the grant date fair value of notional units granted under the 2016 OPP may be found in Note 18 to our 2016 audited consolidated financial statements on pages F-48 to F-49 of our 2016 Annual Report. With respect to the awards granted under the 2016 OPP, the grant date fair value was based on probable performance outcomes.
(2)	These columns show the range of estimated payouts targeted for 2016 performance under our annual Incentive Cash Bonus Plan for our executive officers (other than Ms. Morrison) as described in the section titled “Annual Cash Incentives-Description and Analysis” in the Compensation Discussion and Analysis. The actual cash bonus payment made in 2017 for 2016 performance, based on the metrics described, amounted to 155.63% of base salary for Mr. Tanger, 26.84% for Mr. Williams and 137.63% of base salary for Mr. McDonough and Mr. Perry.
(3)	These columns show the amount of potential restricted Common Shares to be converted from notional units under the 2016 OPP. The notional units convert based on the Company’s absolute share price appreciation and its share price appreciation relative to its peer group, over a three year measurement period from February 10, 2016 through February 9, 2019. A discussion of this plan and the share price appreciation goals can be found in the section entitled “Compensation Discussion and Analysis - 2016 Outperformance Plan” on page 35.

44     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2016 GRANTS OF PLAN-BASED AWARDS

(4)	Restricted Common Shares granted under our Incentive Award Plan are described in the Outstanding Equity Awards at Fiscal Year-End Table below. Dividends are paid on unvested restricted Common Shares.
(5)	Mr. Marchisello did not receive any awards in 2016 as he had previously announced his retirement in October 2015 that was to be effective May 20, 2016.
(6)	The amounts shown in this row under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” columns includes the amounts Ms. Morrison was eligible to receive under our annual Incentive Cash Bonus Plan, the terms of her employment contract, and a separate bonus based on leasing team goals. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our employees who are leasing employees who report to her. Ms. Morrison receives the higher of the bonus as calculated under our annual Incentive Cash Bonus Plan or the bonus calculated under the terms of her employment contract, but not both. Ms. Morrison received a cash bonus of $274,951 in 2017 for 2016 performance based on the terms of her employment contract and did not receive a bonus under our annual Incentive Cash Bonus Plan. In addition, Ms. Morrison received $10,500 as a separate bonus she earned as a result of her leasing team reaching certain goals with respect to achieving minimum overall occupancy rates, minimum renewal rates on leases expiring, and minimum average rental rate increases on existing leases renewed or new leases executed during the year. Under this plan for 2016, Ms. Morrison could receive up to $21,250 if the minimum targets were achieved, and then would receive an additional $1,000 for each percentage point achieved above the minimum target levels, up to a maximum total award of $40,000.

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OUTSTANDING EQUITY AWARDS AT YEAR END 2016

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2016:

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (1)		Market Value of Shares or Units That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Steven B. Tanger	—	—	—	—	28,800	(3)	$1,030,464
					48,000	(4)	1,717,440
					18,000	(5)	644,040
					72,000	(6)	2,576,160
					54,000	(7)	1,932,120
					92,000	(8)	3,291,760
					92,712	(9)	3,317,235
					73,637	(11)	2,634,732
								34,333	(12)	$1,228,435
								81,225	(13)	2,906,231
James F. Williams	—	—	—	—	1,500	(3)	$53,670
					3,000	(4)	107,340
					4,500	(6)	161,010
					6,000	(8)	214,680
					7,705	(10)	275,685
					5,621	(11)	201,119
								2,617	(12)	$93,636
								4,710	(13)	168,524
Frank C.	—	—	—	—	—		—	—		—
Marchisello, Jr.
Thomas E.	—	—	—	—	6,000	(3)	214,680
McDonough					20,800	(4)	744,224
					31,200	(6)	1,116,336
					40,000	(8)	1,431,200
					41,860	(9)	1,497,751
					31,558	(11)	1,129,145
								14,667	(12)	$524,785
								36,675	(13)	1,312,232

46     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT YEAR END 2016

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (1)		Market Value of Shares or Units That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Chad D. Perry	—	—	—	—	8,000	(4)	$286,240
					12,000	(6)	429,360
					16,000	(8)	572,480
					17,052	(9)	610,121
					16,831	(11)	602,213
								8,000	(12)	$286,240
								14,940	(13)	534,553
Lisa J. Morrison	—	—	—	—	1,500	(3)	$53,670
					3,000	(4)	107,340
					4,500	(6)	161,010
					6,000	(8)	214,680
					7,705	(10)	275,685
					5,621	(11)	201,119
								2,617	(12)	$93,636
								4,710	(13)	168,524
(1)	Represents the portion of restricted Common Shares that vest based on rendering service over a specific period of time.
(2)	Based on the closing price of our Common Shares on December 30, 2016 of $35.78.
(3)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2013, 2/28/2014, 2/28/2015, 2/28/2016 and 2/28/2017.
(4)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2014, 2/28/2015, 2/28/2016, 2/28/2017 and 2/28/2018.
(5)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 1/01/2013, 1/01/2014, 1/01/2015, 1/01/2016 and 1/01/2017.
(6)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2015, 2/28/2016, 2/28/2017, 2/28/2018 and 2/28/2019.
(7)	Restricted Common Shares vest at a rate of 20% per year, subject to satisfaction of performance criteria for the applicable year, with vesting dates, if earned, of 3/31/2013, 3/31/2014, 3/31/2015, 3/30/2016 and 3/31/2017. Amount includes Common Shares that were not earned on the applicable vesting date based on performance through such date, but were earned based on cumulative performance criteria, and vested on 3/31/17.
(8)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/28/2016, 2/28/2017, 2/28/2018, 2/28/2019 and 2/28/2020.
(9)	Restricted Common Shares vest at a rate of 25% per year, with vesting dates on 2/15/2017, 2/15/2018, 2/15/2019 and 2/15/2020.
(10)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/15/2017, 2/15/2018, 2/15/2019, 2/15/2020 and 2/15/2021.
(11)	Represents portion of restricted Common Shares earned from the conversion of notional units under the 2014 Outperformance Plan (the "2014 OPP"). Restricted Common Shares earned vest 50% on January 2, 2017 and 50% on January 2, 2018.
(12)	Represents the portion of restricted Common Shares that may be earned from the conversion of notional units under the 2015 OPP assuming for purposes of this discussion that the Company achieves its threshold levels of absolute and relative share price appreciation over the three year performance period ending December 31, 2017. Restricted Common Shares earned will vest 50% on January 2, 2018 and 50% on January 2, 2019.
(13)	Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2016 OPP assuming for purposes of this discussion that the Company achieves its maximum level of absolute share price appreciation and threshold level of relative share price appreciation over the three year performance period ending February 9, 2019. Restricted Common Shares earned will vest 50% on February 15, 2019 and 50% on February 15, 2020.

www.tangeroutlets.com     47

OPTION EXERCISES AND COMMON SHARES VESTED IN 2016

The following table summarizes the option exercises and the vesting of restricted Common Share awards for each of our named executive officers for the year ended December 31, 2016:

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Steven B. Tanger	—	—	146,600	$4,696,882
James F. Williams	—	—	7,200	229,569
Frank C. Marchisello, Jr.	—	—	55,600	1,776,092
Thomas E. McDonough	—	—	40,800	1,297,756
Chad D. Perry	—	—	13,000	415,290
Lisa J. Morrison	—	—	7,200	229,569
(1)	Amounts reflect the closing market price on the day prior to the vesting date in accordance with the terms of our Incentive Award Plan.

48     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a) (2)
Equity compensation plans
approved by security holders	1,055,255	$30.46	2,082,992
Equity compensation plans not
approved by security holders	—	—	—
Total	1,055,255	$30.46	2,082,992

(1)	Includes (a) 242,200 Common Shares issuable upon the exercise of outstanding options (115,600 of which are vested and exercisable), (b) 184,455 restricted Common Shares to be issued in January 2017 that were earned under the 2014 OPP, (c) 259,160 restricted Common Shares that may be issued under the 2015 OPP upon the satisfaction of certain conditions, and (d) 315,561 restricted Common Shares that may be issued under the 2016 OPP upon the satisfaction of certain conditions. Because there is no exercise price associated with the 2014 OPP, 2015 OPP and 2016 OPP awards, such restricted Common Shares are not included in the weighted average exercise price calculation.

(2)	Represents Common Shares available for issuance under the Incentive Award Plan. Under the Incentive Award Plan, the Company may award restricted Common Shares, restricted share units, performance awards, dividend equivalents, deferred shares, deferred share units, share payments profit interests, and share appreciation rights.

EMPLOYMENT CONTRACTS

The following summary sets forth the material terms of the employment contracts with the NEOs in effect as of December 31, 2016.

STEVEN B. TANGER

On December 14, 2016, we entered into an amended and restated employment agreement with Steven B. Tanger. Pursuant to the employment agreement, Mr. Tanger shall continue to serve as President and CEO of the Company and, if elected or appointed, a member of the Board through January 1, 2021 (or, upon the execution of a definitive agreement which could result in a Change of Control, the later of (1) January 1, 2021 and (2) January 1 of the second year following the date of the Change of Control or the date the Change of Control transaction is terminated) (December 14, 2016 through such date, the “Contract Term”). During 2016, Mr. Tanger was paid an annual base salary of $824,000. In 2017, Mr. Tanger will be paid an annual base salary of $850,000. The Board of Directors will review the amount of annual base salary for increase (but not decrease) beginning in 2018. Mr. Tanger is eligible to receive an annual incentive bonus, (with a target bonus opportunity of no less than 100% of annual base salary), annual awards under the Incentive Award Plan on terms at least as favorable as annual awards granted to other senior executives, and a monthly automobile allowance of $800. Further, at least 40% of the value of annual equity awards granted to Mr. Tanger in 2017 (for 2016 performance) is subject to pro-rata time-based vesting over a three year period, as required by Mr. Tanger’s employment agreement.

During the Contract Term and for ninety (90) days thereafter, the Company and the Operating Partnership will also provide Mr. Tanger with term life insurance coverage under a policy or policies in the face amount of $5 million in the aggregate and, in the event of termination of employment prior to the end of the Contract Term (other than due to death, for Cause or without Good Reason (other than for Retirement) as defined below), the Company and the Operating Partnership will pay to Mr. Tanger (or the relevant insurer) an amount equal to the premiums required to maintain such policy or policies through the end of the Contract Term.

If Mr. Tanger’s employment is terminated without Cause or for Good Reason Mr. Tanger will, subject to execution and non-revocation of a release in favor of the Company and its affiliates, (1) receive a lump sum payment equal to three-hundred percent (300%) of the sum of (a) his annual base salary and (b) the greater of (i) his annual bonus earned for the year immediately preceding the year of termination and (ii) the average of his annual bonuses, if any, earned in the three years immediately

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EMPLOYMENT CONTRACTS

preceding the year of termination, and (2) generally be eligible for continued participation in the employee benefit plans of the Company or the Operating Partnership through the later of (a) the 18 month anniversary of termination and (b) the end of the Contract Term.

If Mr. Tanger’s employment is terminated due to death or Disability (as defined in his employment agreement), Mr. Tanger will receive (1) a lump sum payment equal to the greater of (a) current base salary for the remainder of the Contract Term or (b) 100% of current base salary and (2) a pro-rated annual bonus for the year of termination based on actual performance (and achievement of all individual performance goals), prorated based on the number of days of employment in such year.

In addition, if Mr. Tanger’s employment is terminated without Cause or for Good Reason or due to death or Disability, all unvested restricted Common Shares subject to time-based vesting (“Time Based Awards”), including restricted Common Shares received upon settlement of Performance Based Awards, will fully vest and all unvested equity awards subject to performance based vesting (“Performance Based Awards”) not yet settled in Common Shares will continue to vest pro rata through the date of termination subject to the actual achievement of the applicable performance measures.

If Mr. Tanger’s employment is terminated due to non-renewal of the agreement on substantially similar terms at the end of the Contract Term, it will be deemed a termination without Cause, provided that Mr. Tanger will, subject to execution and non-revocation of a release in favor of the Company and its affiliates, (1) receive a lump sum payment equal to one-hundred percent (100%) (not three-hundred percent (300%)) of the sum of (a) his annual base salary and (b) the greater of (i) his annual bonus for the year immediately preceding the year of termination and (ii) the average of his annual bonuses, if any, earned in the three (3) years immediately preceding the year of termination, and (2) generally be eligible for continued participation in the employee benefit plans of the Company or the Operating Partnership through the 18-month anniversary of termination.

In addition, Mr. Tanger may voluntary terminate employment by retiring any time after reaching age 72 and 20 years of service (such a termination, “Retirement”) and receive a prorated annual bonus for the year of termination based on actual performance (and achievement of all individual performance goals), prorated based on the number of days of employment in such year, and continued vesting of unvested equity. In the event of such a Retirement, Mr. Tanger will be available to consult with the board for 12 months following retirement in exchange for an agreed monthly fee.

During his employment and for a period of twenty-four (24) months thereafter (the “Restricted Period”), Mr. Tanger is generally prohibited from engaging in the management, development or construction of any factory outlet centers or competing retail commercial property or in any active or passive investment in property connected with a factory outlet center or a competing retail commercial property. During the period following termination of employment, this prohibition applies only with respect to properties that are within a fifty (50) mile radius of (1) any commercial property owned, leased or operated by the Company and/or related entities on the date of termination of Mr. Tanger’s employment or (2) any commercial property which the Company and/or any related entity actively negotiated to acquire, lease or operate within the six (6)-month period prior to the date of termination of Mr. Tanger’s employment. During the Restricted Period, Mr. Tanger will also be subject to certain restrictions on solicitation of employees and other service providers of the Company and/or related entities and solicitation of business partners and business affiliates of the Company and/or related entities. During the Restricted Period, Mr. Tanger may, however, own an interest in or provide services to an entity affiliated with another entity that is engaged in competition with the company so long as the entity he owns the interest in or provides services to does not itself in engage in competition with the Company.

JAMES F. WILLIAMS

James F. Williams has a three year employment contract originally effective October 24, 2006 and amended and restated most recently effective December 29, 2008 and initially expiring on December 31, 2010. Mr. Williams’s contract has not been amended since December 29, 2008. Mr. Williams’s contract automatically extended for additional one-year periods at the end of the initial term and each anniversary thereafter and will continue in such fashion, unless either party gives written notice to the other party within 180 days prior to the end of the then-current extended term that the contract term will not be further extended. Pursuant to the terms of the agreement, Mr. Williams’ annual base salary may not be less than $220,300. Mr. Williams is eligible to receive an annual incentive bonus based on performance criteria approved by the Company’s Compensation Committee.

If Mr. Williams’ employment is terminated by reason of death or Disability (as defined in his employment agreement), he or his estate will receive as additional compensation a lump-sum payment in an amount equal to half of his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. Williams’ employment is terminated by us without Cause, or by him for Good Reason or within 75 days following the first Change of Control during the contract term (as such terms are defined in the employment contract), Mr. Williams will receive a severance payment in an amount equal to the sum of (a) 100% of his annual base salary for the current contract year, and (b) his average annual bonus for the three consecutive contract years immediately preceding the contract year in which the termination occurs, to be paid monthly over the succeeding 12 months subject to the limitations required to comply with Section 409A. However, in the event of Mr. Williams’ termination for any reason on or after the 75th day following a Change of Control, Mr. Williams will not be entitled to receive any severance payments or benefits that would otherwise have been payable in connection with such termination.

50     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

EMPLOYMENT CONTRACTS

THOMAS E. MCDONOUGH AND CHAD D. PERRY

Thomas E. McDonough entered into an employment agreement effective August 23, 2010 and initially expiring on December 31, 2013. Mr. McDonough’s contract automatically extended for additional one-year periods at the end of the initial term and each anniversary thereafter and will continue in such fashion, unless either party gives written notice to the other party within 180 days prior to the end of the then-current extended term that the contract term will not be further extended. Pursuant to the terms of the agreement, Mr. McDonough’s annual base salary may not be less than $350,000. Mr. McDonough is eligible to receive an annual incentive bonus based on performance criteria approved by the Company’s Compensation Committee.

Chad D. Perry entered into an employment agreement effective December 12, 2011 and initially expiring on December 31, 2014. Mr. Perry’s contract automatically extended for additional one-year periods at the end of the initial term and on each anniversary thereafter and will continue in such fashion, unless either party gives written notice to the other party within 180 days prior to the end of the then-current extended term that the contract term will not be further extended. Pursuant to the terms of the agreement, Mr. Perry’s annual base salary may not be less than $350,000. Mr. Perry is eligible to receive an annual incentive bonus based on performance criteria approved by the Company’s Compensation Committee.

If Mr. McDonough’s or Mr. Perry’s employment is terminated by reason of death or Disability (as defined in the respective employment agreement), he or his estate will receive as additional compensation a lump sum payment in an amount equal to his annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if either executive’s employment is terminated by us without Cause, or by either executive for Good Reason, as those terms are defined in his agreement, the executive will receive a severance payment in an amount equal to 300% of the sum of (a) his annual base salary for the then-current contract year and (b) the average annual bonus for the preceding three years to be paid monthly or bi-weekly over the succeeding 36 months subject to the limitations required to comply with Section 409A. Certain share based awards under our Incentive Award Plan are included in the calculation of the prior year’s annual bonus and average annual bonus.

LISA J. MORRISON

Lisa J. Morrison has a three year employment contract originally effective January 1, 2001 and amended and restated most recently effective December 29, 2008. Ms. Morrison’s contract has not been amended since December 29, 2008. Ms. Morrison’s contract automatically extended for additional one-year periods at the end of the initial term and each anniversary thereafter and will continue in such fashion, unless either party gives written notice to the other party within 180 days prior to end of the then-current extended term that the contract term will not be further extended. Pursuant to the terms of the agreement, Ms. Morrison’s base salary may not be less than $231,500. In addition to her base salary, if approved by the Company’s Board of Directors, for each contract year, Ms. Morrison will be paid an annual bonus in an amount equal to the lesser of (i) her base salary in effect on the last day of such contract year and (ii) an amount equal to nine and sixteen one-hundredths percent (9.16%) of the total commissions earned by our employees who are leasing representatives with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year. If the amount determined under clause (ii) is greater than 100% of Ms. Morrison’s annual base salary, such excess amount will be carried over to the next succeeding contract year, subject to Ms. Morrison’s continued employment though December 31 of such succeeding contract year. Ms. Morrison will receive the higher of the bonus determined under her employment contract and the bonus determined pursuant to the Company’s Incentive Cash Bonus Plan.

If Ms. Morrison’s employment is terminated by reason of death or Disability, she or her estate will receive as additional compensation a lump-sum payment in an amount equal to half of her annual base salary and a pro rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Ms. Morrison’s employment is terminated by us without Cause, or by her for Good Reason or within 75 days following the first Change of Control during the contract term (as such terms are defined in the employment contract), Ms. Morrison will receive a severance payment in an amount equal to the sum of (a) 100% of her annual base salary for the current contract year, and (b) her average annual bonus for the three consecutive contract years immediately preceding the contract year in which the termination occurs, to be paid monthly over the succeeding 12 months subject to the limitations required to comply with Section 409A. However, in the event of Ms. Morrison’s termination for any reason on or after the 75th day following a Change of Control, Ms. Morrison will not be entitled to receive any severance payments or benefits that would otherwise have been payable in connection with such termination.

NON-COMPETE AND OTHER PROVISIONS

During the terms of employment for Mr. Williams, Mr. McDonough, Mr. Perry and Ms. Morrison, and for a period of one year thereafter (180 days for Mr. Williams and Ms. Morrison) if the executive’s employment is terminated by us for Cause or by the executive without Good Reason (or three years for Mr. McDonough and Mr. Perry, one year for Mr. Williams and Ms. Morrison, if the executive receives severance due to a termination by the Company without Cause or by the executive for Good Reason), the executive is prohibited from (a) engaging in any activities involving developing or operating an outlet shopping facility within a radius of 50 miles of any retail shopping facility owned (with an effective ownership interest of 50% or more), directly or indirectly, or operated by the

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POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

Operating Partnership within the 365-day period ending on the date of termination of the executive’s employment, (b) engaging in any activities involving developing or operating an outlet shopping facility within a radius of 50 miles of any site that, within the 365-day period ending on the date of termination of the executive’s employment, the Operating Partnership or its affiliate negotiated to acquire and/or lease for the development or operation of a retail shopping facility or (c) engaging in any activities involving developing or operating any other type of retail shopping facility (or, in the case of Ms. Morrison, any full price retail shopping facility) within a radius of 5 miles of and that competes directly for tenants with any retail shopping facility (or, in the case of Ms. Morrison, any full price retail shopping facility) that, within the 365-day period ending on the date of the termination of the executive’s employment, was (i) under development by the Operating Partnership or its affiliate; (ii) owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Operating Partnership; or (iii) operated by the Operating Partnership.

Mr. Tanger and Mr. Williams are employed and compensated by both the Operating Partnership and the Company. The Compensation Committee believes that the allocation of such persons’ compensation between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity. All other employees are employed solely by the Operating Partnership.

All payments and benefits due to Mr. Tanger, Mr. Williams, Mr. McDonough, Mr. Perry and Ms. Morrison under their respective agreements are subject to reduction to the extent necessary to avoid federal excise tax on certain “excess parachute payments” under Section 4999 of the Code.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

The table below reflects the amount of compensation payable to each of our named executive officers in the event of a termination of such executive’s employment. In particular, the table below sets forth the amount of compensation payable to each named executive officer in connection with each of the following different types of termination of employment: (1) termination by the Company without Cause or by the executive for Good Reason, (2) termination by the Company without Cause or by the executive for Good Reason following a Change of Control (or in the case of Mr. Williams and Ms. Morrison, resignation within 75 days following a Change of Control), (3) termination as a result of death, (4) termination as a result of Disability, and (5) termination by the Company for Cause or by the executive without Good Reason.

The terms “Cause”, “Change of Control”, “Good Reason” and “Disability” as defined in the employment contracts of Mr. Tanger, Mr. Williams, Mr. McDonough, Mr. Perry and Ms. Morrison are generally as stated below:

CAUSE

Generally under each employment agreement, the Company or the Operating Partnership, as applicable, will have “Cause” to terminate the executive’s employment upon each of the following events or circumstances:

Name(s)	Applicable Definition of Cause
Mr. Tanger Mr. McDonough Mr. Perry
●Causing material harm to the Operating Partnership or the Company, as applicable, through a material act of dishonesty in the performance of his duties;
●Conviction of a felony involving moral turpitude, fraud or embezzlement; or
●Willful failure to perform his material duties (other than a failure due to Disability) after written notice and a reasonable opportunity to cure.

Mr. Williams Ms. Morrison
●Determination by the Operating Partnership that he or she has embezzled money or property;
●Willful refusal to perform reasonable duties incident to his or her employment after ten (10) days’ written notice; or
●Commission of a felony which, in the judgment of the Board of Directors of the Operating Partnership, adversely affects the business or reputation of the Operating Partnership.

52     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

CHANGE OF CONTROL

Generally, under each employment agreement, a “Change of Control” will be deemed to have occurred upon each of the following events or circumstances:

Name(s)	Applicable Definition of Change of Control
Mr. Tanger Mr. McDonough Mr. Perry
●Sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or group of associated purchasers;
●Merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company (or, with respect to Mr. McDonough and Mr. Perry, an entity wholly owned by the Company) ceases to be the sole general partner of the Operating Partnership;
●Acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or group of associated purchasers (other than the executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of 25% or more of the number of Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares;
●Merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty percent (50%) of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company’s outstanding shares; or
●Majority of the members of the Company’s or the Operating Partnership’s, as applicable, Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

Mr. Williams Ms. Morrison
●Sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Operating Partnership or the Company of more than 50% of the total gross fair market value of its assets to a single purchaser or to a group of associated purchasers;
●Acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than executive or any of his or her lineal descendants, lineal ancestors or siblings) which results in their ownership of 50% or more of the Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; or
●Majority of the members of the Operating Partnership’s Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

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POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

GOOD REASON

Generally under each employment agreement, the executive will have “Good Reason” to terminate his or her employment upon the occurrence of any of the following events:

Name(s)	Applicable Definition of Good Reason
Mr. Tanger
●Any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent, including no longer reporting solely to the Board of Directors of the Company or the failure to be the CEO of a successor entity (including its ultimate parent) on or following a change in Control;
●Principal duties are required to be performed at a location other than Greensboro, North Carolina or Miami, Florida without his consent;
●(a) Removal or non-election as a director of the Company; (or, on or following a Change in Control, the successor entity (including its ultimate parent)) or as trustee of the general partner of the Operating Partnership; or
●Material breach of the employment agreement by the Operating Partnership or the Company, including failure to pay compensation or benefits when due.

Mr. McDonough Mr. Perry
●Any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent;
●After a Change of Control, his principal duties are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without consent,
●Election to terminate his employment within the 180-day period following a Change of Control; or
●Material breach of the employment agreement by the Operating Partnership, including failure to pay compensation or benefits when due.

Mr. Williams Ms. Morrison
●Operating Partnership materially fails to make payment of amounts due;
●Operating Partnership commits a material breach of its obligations under the employment agreement; or
●His or her principal duties are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without his or her consent following the occurrence of a Change of Control or certain other qualifying events.

DISABILITY

Generally under each employment agreement, the executive will be deemed to have a “Disability” upon the occurrence of any of the following events:

Name(s)	Applicable Definition of Disability
Mr. Tanger Mr. McDonough Mr. Perry
●The absence of the executive from the executive’s duties to the Operating Partnership and/or, as applicable, the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership or, as applicable, the Company and acceptable to the executive or the executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

Mr. Williams Ms. Morrison
●His or her inability due to a physical or mental illness that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, to perform any of the material duties assigned to him or her by the Operating Partnership for a period of ninety (90) days or more within any twelve consecutive calendar months.

54     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

ASSUMPTIONS

The employment contracts of the NEOs other than Mr. Tanger consider a Change of Control as a reason for an executive to terminate employment, and thus would entitle the executive to certain severance benefits. In addition, for purposes of the table below, however, we consider the caption representing the termination by the Company without Cause or by the executive for Good Reason to exclude an event of a Change of Control. In addition, any severance benefits or additional compensation that these executives are eligible to receive upon termination will be reduced to the extent necessary to prevent the executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code. The amounts shown in the table below are the maximum amounts the executives would be eligible to receive upon termination assuming no such reduction in compensation or benefits would be required.

The amounts shown below assume that such termination was effective December 31, 2016, and thus amounts earned through such time are estimates of the amounts that would be paid out to the executives upon termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company and/or the Operating Partnership.

Also considered in the table below is the estimated value of restricted Common Shares earned upon termination of employment or a Change of Control from the conversion of the notional units under the Company’s 2016, 2015 and 2014 Outperformance Plans. Under such plans, notional units will convert into restricted Common Shares upon the satisfaction of certain share price appreciation conditions over a three year performance period. For a further discussion of the plans, see "2016 Outperformance Plan" on page 35 in this Proxy Statement.

Upon a termination without Cause, for Good Reason, death or Disability, each notional unit will convert based upon the share price at the end of the three year performance period, and the number of restricted Common Shares earned will equal a prorated portion of the restricted Common Shares that would have been earned had a termination not occurred (prorated based on the period of employment during the three-year performance period). Such restricted Common Shares will vest immediately upon issuance at the end of the three year performance period. Upon a Change of Control (as defined in our Incentive Award Plan), the absolute share price appreciation (absolute TSR) targets will be reduced pro rata based upon the period of time that the effective date of the plan to the date of the Change of Control bears to the three year performance period, and each notional unit will convert based upon the share price as of the Change of Control, provided that the value of the restricted Common Shares received upon conversion of notional units under the 2014 OPP and 2015 OPP shall not exceed the product of (a) the number of notional units held by the named executive officer and (b) a stated amount per share included in each award agreement (which for the awards under the 2014 OPP and 2015 OPP equaled $43.22 and $47.29, respectively). Any restricted Common Shares earned will vest immediately upon issuance immediately prior to the Change of Control. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions through the termination date or Change of Control that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period.

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POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

Name	Cash Severance Payment ($) (1)	Share Awards ($) (2)	Continuation of Benefits ($) (3)	All Other Comp. ($) (4)	Total ($)
Steven B. Tanger
Without Cause or For Good Reason	$6,319,050	$14,692,510	$28,210	$177,744	$21,217,514
Change of Control	—	7,035,926	—	—	7,035,926
Death	4,578,350	16,906,780	—	—	21,485,130
Disability	4,578,350	16,906,780	—	177,744	21,662,874
For Cause or without Good Reason	—	—	—	—	—
James F. Williams
Without Cause or For Good Reason	$428,943	$961,610	$—	$—	$1,390,553
Change of Control	428,943	259,480	—	—	688,423
Death or Disability	271,086	961,610	—	—	1,232,696
For Cause or without Good Reason	—	—	—	—	—
Thomas E. McDonough
Without Cause or For Good Reason	$5,377,234	$5,004,191	$—	$—	$10,381,425
Change of Control	5,377,234	5,004,191	—	—	10,381,425
Death or Disability	908,771	5,004,191	—	—	5,912,962
For Cause or without Good Reason	—	—	—	—	—
Chad D. Perry
Without Cause or For Good Reason	$3,114,019	$1,898,201	$—	$—	$5,012,220
Change of Control	3,114,019	1,898,201	—	—	5,012,220
Death or Disability	856,638	1,898,201	—	—	2,754,839
For Cause or without Good Reason	—	—	—	—	—
Lisa J. Morrison
Without Cause or For Good Reason	$551,112	$961,610	$—	$—	$1,512,722
Change of Control	551,112	259,480	—	—	810,592
Death or Disability	422,988	961,610	—	—	1,384,598
For Cause or without Good Reason	—	—	—	—	—

(1)	The terms of the cash severance payments due each officer under each scenario are more fully described elsewhere in this Proxy Statement under the caption “Employment Contracts.”
(2)	Amounts shown in this column include the value of restricted Common Shares which were unvested at December 31, 2016 and that would immediately vest upon termination of employment. This column excludes the value of restricted Common Shares that may be earned under the 2015 OPP, as no restricted Common Shares would have been earned under the plan assuming (1) the Company’s share price at the end of the three year performance period is equivalent to the share price as of December 31, 2016 and (2) dividends paid during the performance period remaining subsequent to December 31, 2016 are paid at similar rates as in 2016.
(3)	Includes estimated costs of continuation of benefits for the remainder of Mr. Tanger’s employment contract for group medical and dental coverage, disability insurance and life insurance premiums on $100,000 of coverage.
(4)	Represents estimated premiums on term life insurance policies for Mr. Tanger to be paid for the remainder of his employment contract.

56     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 1, 2017, or such other date as indicated in the notes thereto, available to us with respect to our Common Shares, and of units of partnership interests in the Operating Partnership (referred to as the “Units”) (i) held by those persons known by us to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares, (ii) held individually by the directors and our named executive officers identified elsewhere in this Proxy Statement, and (iii) held by our directors and all of our executive officers as a group.

Name	Number of Common Shares Beneficially Owned (1)	Percent of All Common Shares	Number of Common Shares Receivable Upon Exchange of Units Beneficially Owned (2)	Percent of All Common Shares (including upon exchange of such owner’s Units)
Steven B. Tanger (3)
Tanger Factory Outlet Centers, Inc.
3200 Northline Avenue, Suite 360
Greensboro, NC 27408	973,625	1.0%	2,833,416	3.8%
The Vanguard Group (4)
Vanguard REIT Index Fund
100 Vanguard Blvd.
Malvern, PA 19355	14,723,851	15.3%	—	14.8%
BlackRock, Inc. (5)
55 East 52nd Street
New York, NY 10055	10,366,140	10.7%	—	10.4%
State Street Corporation (6)
One Lincoln Street
Boston, MA 02111	10,091,985	10.5%	—	10.2%
William G. Benton	78,174	*	—	*
Jeffrey B. Citrin	20,982	*	—	*
David B. Henry	9,287	*	—	*
Thomas J. Reddin	35,931	*	—	*
Thomas E. Robinson	67,372	*	—	*
Bridget M. Ryan-Berman	43,883	*	—	*
Allan L. Schuman	76,883	*	—	*
James F. Williams (7)	64,927	*	—	*
Frank C. Marchisello, Jr.	122,303	*	—	*
Thomas E. McDonough	201,694	*	—	*
Chad D. Perry	86,112	*	—	*
Lisa J. Morrison	43,437	*	—	*
Directors and Executive Officers as a Group (16 persons) (8)	1,943,209	2.0	2,833,416	4.8

*	Less than 1%
(1)	The ownership of Common Shares reported herein is based upon filings with the SEC and is subject to confirmation by us that such ownership did not violate the ownership restrictions in the Company’s Articles of Incorporation.
(2)	Represents Common Shares that may be acquired upon the exchange of Units beneficially owned. Each exchangeable Unit of the Operating Partnership may be exchanged for one of our Common Shares.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(3)	Includes 2,833,416 Units of the Operating Partnership held by Tango 7, LLC. Mr. Tanger holds, directly and indirectly, all of the ownership interests in Tango 7, LLC and has sole voting and dispositive power of all such Common Shares and Units held by this entity. The Units of the Operating Partnership held by Tango 7, LLC are exchangeable into 2,833,416 Common Shares of the Company. Excludes 1,353,462 Common Shares and 599,996 Units of the Operating Partnership exchangeable into 599,996 Common Shares of the Company, which are held in various trusts of which Mr. Tanger is a beneficiary, but is not the trustee and does not otherwise have investment or voting control with respect to the securities held by such trusts.
(4)	We have received copies of a Schedule 13G/A as filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. (referred to as “Vanguard”) and a Schedule 13G/A as filed with the SEC on February 14, 2017 by Vanguard REIT Index Fund (referred to as “REIT Fund”), a client of Vanguard, reporting ownership of these Common Shares as of December 31, 2016. As reported by Vanguard in its 13G/A, (i) Vanguard has sole dispositive power for 14,560,535 shares, which includes shares owned by REIT Fund, and shared dispositive power for 163,316 shares, and (ii) Vanguard has sole voting power for 179,032 shares and shared voting power for 111,904 shares. As reported by REIT Fund in its Schedule 13G/A, REIT Fund has sole voting power for 7,292,255 shares.
(5)	We have received a copy of a Schedule 13G/A as filed with the SEC on January 17, 2017 by BlackRock, Inc. ("BlackRock") reporting ownership of these Common Shares as of December 31, 2016. As reported in said Schedule 13G/A, (i) BlackRock has sole dispositive power for all 10,366,140 shares, and (ii) BlackRock has sole voting power for 9,960,064 shares.
(6)	We have received a copy of a Schedule 13G/A as filed with the SEC on February 10, 2017 by State Street Corporation (referred to as “State Street”) reporting ownership of these Common Shares as of January 31, 2017. As reported in said Schedule 13G/A, (i) State Street has shared dispositive power for all 10,091,985 shares, and (ii) State Street has shared voting power for all 10,091,985 shares.
(7)	Includes 29,818 Common Shares which Mr. Williams has pledged as security for certain personal loans. Such pledge of securities constitutes a pre-existing pledge under the Company’s anti-pledging policy adopted on February 10, 2015, and no additional Company securities have been added to such pre-existing pledge since February 10, 2015.
(8)	Includes 2,833,416 Common Shares which may be acquired upon exchange of 2,833,416 Units of the Operating Partnership. Includes 17,266 Common Shares that were pledged as security for certain personal loans by persons other than Directors or NEOs.

58     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As of December 31, 2016, the Company, through its ownership of the Tanger GP and Tanger LP Trusts, owned 96,095,891 units of the Operating Partnership and other limited partners (the “Non-Company LPs”) collectively owned 5,027,781 Class A common limited partnership units. Each Class A common limited partnership unit held by the Non-Company LPs is exchangeable for one of the Company’s Common Shares, subject to certain limitations to preserve the Company’s REIT status. Most of the Non-Company LPs are the descendants of Stanley Tanger, the Company’s founder (including Steven Tanger, the Company’s CEO), their spouses or former spouses or their children and/or trusts for their benefit.

During 2016, 24,962 Class A common limited partnership units were exchanged for 24,962 Common Shares of the Company. For the year ended December 31, 2016, the Non-Company LPs received quarterly distributions of earnings from the Operating Partnership totaling $7.4 million.

The Company’s Code of Business Conduct and Ethics (referred to as the “Code of Conduct”), is posted on the Company’s website at www.tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Code of Conduct states that conflicts of interest should be avoided wherever possible. Conflicts of interest are broadly defined to include any situation where a person’s private interest interferes in any way with the interests of the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the applicable Code of Ethics Contact Person. From time to time, the Company may waive the application of provisions of the Code of Conduct. Any such waiver involving conduct of officers or directors of the Company may be made only by the Board and must be promptly disclosed as required by the rules of the SEC or the NYSE. Any waiver with respect to the conduct of other employees may be made only by the CEO. We intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of our Code of Conduct.

The Company’s Related Party Transaction Policy and Procedures is posted on the Company’s website at www.tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $100,000 and one of our executive officers, directors, director nominees, 5% shareholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% shareholder, each of whom we refer to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

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PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Deloitte & Touche LLP to audit the accounts of the Company for the fiscal year ending on December 31, 2017 and to perform such other services as may be required. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the shareholders do not approve the selection of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee retains the discretion to select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.

Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2016. There are no affiliations between the Company and Deloitte & Touche LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. See the “Report of the Audit Committee”, included below, for information relating to the fees billed to the Company by Deloitte & Touche LLP for the fiscal year ended 2016 and by our previous auditor, PricewaterhouseCoopers LLP, for the fiscal year ended December 31, 2015.

CHANGE OF INDEPENDENT PUBLIC ACCOUNTANTS

In 2015, the Audit Committee conducted a comprehensive, competitive process to determine the independent registered public accounting firm for the fiscal year ending December 31, 2016 for the Company. As a result of this process and following careful deliberation, the Audit Committee appointed the firm of Deloitte & Touche LLP to audit the accounts of the Company for the fiscal year ending December 31, 2016 and to perform such other services as may be required, and dismissed PricewaterhouseCoopers LLP effective upon the issuance of its reports on the Company’s consolidated financial statements for the year ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015 for the Company to be included in the related Annual Report on Form 10-K.

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2015. During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through February 23, 2016, there were no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company. PricewaterhouseCoopers LLP’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle. The audit reports of PricewaterhouseCoopers LLP on the Company’s effectiveness of internal control over financial reporting as of December 31, 2015 and 2014 did not contain an adverse opinion, nor were they qualified or modified.

During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through February 23, 2016, there were (i) no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to PricewaterhouseCoopers LLP’s satisfaction, would have caused PricewaterhouseCoopers LLP to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company provided PricewaterhouseCoopers LLP with a copy of disclosures it made in both the Form 8-K/A filed with the SEC on February 29, 2016 and the Form 8-K filed with the SEC on September 11, 2015 (the “Form 8-K”), and requested that PricewaterhouseCoopers LLP furnish a letter addressed to the SEC stating whether or not it agreed with the statements made in both such reports. A copy of PricewaterhouseCoopers LLP’s letter dated March 1, 2016 was filed as Exhibit 16.1 to the Company’s Form 8-K/A filed with the SEC on March 2, 2016, and a copy of PricewaterhouseCoopers LLP’s letter dated September 11, 2015 was filed as Exhibit 16.1 to the Form 8-K.

During the fiscal years ended December 31, 2015 and 2014, and the subsequent interim period through March 2, 2016, neither the Company nor anyone acting on its behalf consulted with Deloitte & Touche LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report or oral advice was provided to the Company that Deloitte concluded was an important factor considered by the

60     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Vote Required. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will be approved if the votes cast for the proposal exceed the votes cast against the proposal, provided that a quorum is present. Accordingly, abstentions and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP, we do not expect any broker non-votes in connection with the ratification.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF
THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee has provided the following report:

During 2016, we reviewed with the Company’s management, Director of Internal Audit and the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by Deloitte & Touche LLP of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance. We also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial reporting process and the assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an integrated audit and issuing reports and opinions on the following:

1.    the Company’s consolidated financial statements; and
2.    the Company’s internal control over financial reporting.

As provided in our Charter, our responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, the Company’s independent registered public accounting firm reports directly to us. We appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016 and approved the compensation of the firm. We reviewed and approved all non-audit services performed by Deloitte & Touche LLP during 2016 and determined that the provision of the services was compatible with maintaining Deloitte & Touche LLP’s independence. During 2016, we pre-approved certain specific non-audit services and associated fees to be performed by Deloitte & Touche LLP, including (1) certain consultations regarding possible accounting and reporting implications of proposed transactions and of newly issued or proposed authoritative accounting pronouncements for which any one service would be $30,000 or less and (2) certain tax consulting services for which any one service would be $50,000 or less, and for all such services which would be less than $250,000 in the aggregate. In addition, we have delegated to the Chair of the Audit Committee the authority to pre-approve other non-audit services to be performed by Deloitte & Touche LLP and associated fees, and the Chair reports all such decisions at the Audit Committee’s next regularly scheduled meeting.

We have received the written disclosures and letters from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, including independence with respect to tax services, and we discussed with Deloitte & Touche LLP its independence.

We reviewed and discussed the 2016 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and Deloitte & Touche LLP. We also discussed the certification process with the CEO and CFO. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective. We discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard 1301, as adopted by the Public Company Accounting Oversight Board.

Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

62     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The following is a summary of the fees billed to the Company for services in 2016 and 2015 by Deloitte & Touche LLP and PricewaterhouseCoopers LLP, our previous auditor, respectively. The fees for 2016 were paid to Deloitte & Touche LLP and the fees for 2015 were paid to PricewaterhouseCoopers LLP.

Type of Fees	2016	2015	Description of Fees
Audit fees	$861,580	$806,000	The audit fees were for professional services rendered for the integrated audits of our consolidated financial statements and internal controls over financial reporting and the separate audit of one unconsolidated joint venture for 2015.
Audit-related fees	163,000	23,000	The audit-related fees included services related to documents filed with the SEC, and, for 2016, services related to the issuance of comfort letters and acquisition related work.
Tax fees-tax compliance and preparation fees	—	212,221	The tax fees were for tax compliance and preparation including tax return preparation and review.
Subtotal	1,024,580	1,041,221
Tax Fees-other	5,951	38,935	The tax fees-other were for tax planning, advice, and consulting.

All other fees	—	—
Subtotal	5,951	38,935
Total	$1,030,531	$1,080,156

The percentage of tax fees and tax fees-other approved pursuant to the pre-approval policies was .6% during 2016 and 22% during 2015.

THE AUDIT COMMITTEE
Jeffrey B. Citrin (Chair)
William G. Benton
David B. Henry
Thomas J. Reddin
Thomas E. Robinson

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PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” Since 2011, the Company has held a “say-on-pay” advisory vote every year, and subject to the Board’s determination after considering the non-binding vote on the frequency of future “say-on-pay” advisory votes (see Proposal 4 in this Proxy Statement), the next “say-on-pay” advisory vote will occur at the 2018 Annual Meeting of Shareholders. In accordance with this determination and Section 14A of the Exchange Act, shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders (which disclosure includes Compensation Discussion and Analysis, the compensation tables and any related material).”

Although the vote is advisory, and non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s compensation program is designed to reward both teamwork and the individual officer’s contribution to the Company with respect to annual and longer-term goals. The Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation.

The Compensation Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success.

FOCUS ON COMPANY PERFORMANCE:

Our compensation program is designed to align the interests of our CEO and other NEOs with those of our shareholders. In years that our shareholder value has increased, total direct compensation for our CEO and other NEOs has increased. Conversely, in years that our shares have underperformed, total direct compensation for our CEO and other NEOs has declined. Key compensation decisions made based on 2016 performance include:

●	The Company delivered strong financial growth and operational performance in 2016, including a 6.8% increase in AFFO to $2.37 per share, which resulted in the achievement of performance metrics under the Incentive Cash Bonus Plan at higher levels in 2016 as compared to 2015. Accordingly, our CEO’s total direct compensation increased by 4.5% for 2016 performance primarily due to the higher cash bonus payout.
●	While the Company believes that compensation should be largely tied to our long-term performance, we continue to be sensitive to short-term TSR performance. In 2016, we decreased the value of equity compensation (time-based restricted Common Shares and the outperformance plan awards) by approximately 17% for our CEO given that our TSR during 2015 was down 8%. The value of our CEO’s equity awards increased less than 1.6% in 2017 despite the fact that our TSR during 2016 was up 13%.
●	Our CEO’s total direct compensation is still 5.5% less than his 2014 total direct compensation.
●	CEO compensation is predominantly comprised of equity awards accounting for approximately 68% of his total direct compensation, with cash compensation reflecting the remaining 32%.

FOCUS ON SHAREHOLDER ENGAGEMENT:

Since 2014, we have proactively engaged in ongoing shareholder outreach in order to better understand how to increase shareholder satisfaction with the Company’s NEO compensation. Each year, we contact our largest institutional shareholders, and in 2016, we reached out to shareholders who collectively owned approximately 59% of our outstanding Common Shares. Based on the discussions held over the past several years, we have responded to feedback from our shareholders and made numerous changes to our executive compensation program including:

●	Reducing the number of financial performance targets to four key metrics in the incentive cash bonus plan, and removing the TSR performance metric.
●	Redesigning our equity compensation program to reduce the number of time-based equity awards relative to performance-based equity awards granted subsequent to 2015.
●	Changing the potential payouts under our 2016 OPP and 2017 OPP to provide that 50% will be determined based on absolute TSR performance and 50% based on relative TSR performance compared to a ratio of 60% absolute and 40% relative TSR performance under the 2015 plan.
●	Refining our executive compensation peer group.
●	Imposing a three year holding period following vesting for equity grants made to our CEO subsequent to 2013.

We believe that the increase in shareholder support for our Say-on-Pay proposal to 80% in 2016 (as compared to 66.2% in 2015) demonstrates the effectiveness of our shareholder outreach efforts and our responsiveness to shareholder feedback.

In 2016, the Compensation Committee took into account a number of operational and financial factors in setting compensation, including the following key achievements:

●	AFFO available to common shareholders increased 6.8% to $2.37 per share, or $238.4 million, for the year ended December 31, 2016 (as compared to $2.22 per share, or $221.4 million, for the year ended December 31, 2015).

64     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

●	Same Center NOI was up 3.3% (extending our record to 53 consecutive quarters of consolidated portfolio Same Center NOI growth).
●	Consolidated portfolio was 97.7% occupied at year-end 2016 (compared to 97.5% on December 31, 2015).
●	Raised regular quarterly common share cash dividend in April by 14% on an annualized basis to $1.30 per share (marking the 23rd consecutive year of increased dividends).
●	Executed 399 leases totaling 1,607,000 square feet throughout our consolidated portfolio with a 20.2% blended increase in average base rental rates (compared to a 22.4% increase for the year ended December 31, 2015).
●	Delivered two new Tanger Outlet Centers totaling 705,000 square feet (an expansion of approximately 5% based on the Company’s overall footprint at the beginning of the year).
●	Strengthened the balance sheet during 2016 by converting $525 million of debt from floating to fixed rates. In addition, the Company recycled $109 million in asset sale proceeds to repay floating rate debt.
●	Maintained a debt-total market capitalization ratio of 32% (same as of December 31, 2015).
●	Interest coverage ratio was 4.40 times for 2016 (as compared to 4.58 times for 2015).
●	Our TSR over the longer-term has significantly performed above market generating a 157% return for our shareholders over the past ten years (as compared to a 71% return generated by the SNL US Equity REIT Index and a 61% return generated by the SNL US Retail REIT Index).

*

FFO, AFFO and Same Center NOI are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with GAAP. For a discussion of FFO, AFFO and Same Center NOI, including a reconciliation to GAAP, please see Appendix A.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Vote Required. This non-binding advisory vote shall be approved if the votes cast for the proposal exceed the votes cast against the proposal. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR, ON A NON-BINDING BASIS, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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PROPOSAL 4 ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires us to submit a non-binding, advisory vote to shareholders at least once every six years to allow shareholders to express their opinion as to whether advisory votes on named executive officer compensation should be held every one, two or three years. In 2011, our shareholders voted in favor of holding the advisory votes on named executive officer compensation every year and the board adopted this standard. In accordance with the SEC requirement, shareholders are again being asked to vote, on a non-binding basis, on the frequency of future advisory votes on named executive officer compensation in 2017.

The Company, the Compensation Committee and the Board of Directors believe that it is appropriate and in the best interest of the Company and the Company’s shareholders to cast an advisory vote on named executive officer compensation every year for the following reasons:

●	our Compensation Committee makes key executive compensation decisions every year;
●	annual votes would provide us with shareholder input that is more current than would be the case with less frequent votes;
●	we prepare a Compensation Discussion and Analysis on an annual basis with much of the focus on compensation for both the preceding year and current year; and
●	we have a large institutional investor base, which includes many investors who have expressed a preference for annual say-on-pay votes.

The enclosed proxy card includes four choices for voting on this item. You can choose whether the shareholder advisory vote on named executive officer compensation should be conducted every year, every two years, or every three years. You may also abstain from voting on this item.

Although your vote on this advisory vote does not bind the Company, the Board of Directors will review and consider the results of the vote when making its decision on the frequency of the advisory votes on named executive officer compensation.

Vote Required. The frequency that receives the majority of votes cast will be the frequency approved by shareholders. If no frequency receives the majority of votes cast, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by shareholders. Abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR, ON A NON-BINDING BASIS, "ONE YEAR" ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

66     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

OTHER MATTERS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of our Common Shares are required by the SEC’s regulations to furnish us with copies of all such forms which they file.

Based solely on our review of the copies of Forms 3, 4 and 5 and any amendments thereto received by us for the year ended December 31, 2016, or written representations from certain reporting persons, we believe that all Forms 3, 4 or 5 were filed timely.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS

SHAREHOLDER PROPOSALS FOR INCLUSION IN THE 2018 PROXY STATEMENT

Proposals of shareholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our Annual Meeting of Shareholders to be held in 2018 must be received by us no later than December 6, 2017. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our Proxy Statement. Proposals should be sent to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

OTHER PROPOSALS AND SHAREHOLDER NOMINATIONS FOR DIRECTOR

Under our By-Laws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to propose an item of business at an Annual Meeting of Shareholders that is not intended to be included in our Proxy Statement pursuant to Rule 14a-8. These procedures provide that nominations for director and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

For the 2018 Annual Meeting of Shareholders, such nominations or proposals must be received by our Corporate Secretary not earlier than the close of business on January 19, 2018 and not later than the close of business on February 18, 2018 in order to be considered at the 2018 Annual Meeting. If we do not receive notice during that time period, any such defective matters raised at the meeting will be disregarded and the persons named as proxies in the proxy materials relating to the 2018 Annual Meeting of Shareholders will use their discretion in voting the proxies with respect to any such matters. A shareholder’s notice to nominate a director or bring any other business before the 2018 Annual Meeting of Shareholders must set forth certain information specified in our By-Laws.

If the date of the 2018 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after May 19, 2018, shareholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or by the close of business on the 10th day following the date on which public announcement of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2018 Annual Meeting of Shareholders is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to May 19, 2018, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

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OTHER MATTERS

SHAREHOLDER SUGGESTIONS FOR DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee of the Board will consider suggestions from shareholders for nominees for election as directors to be presented at the 2018 Annual Meeting of Shareholders. The person proposing the nominee must be a shareholder entitled to vote at the 2018 Annual Meeting of Shareholders and the suggestion must be made pursuant to timely notice. Shareholder suggestions for director nominees must be received between January 19, 2018 and February 18, 2018, and should include: (i) the candidate’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the shareholder submitting the suggestion or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the shareholder or beneficial owner submitting the suggestion. The Nominating and Corporate Governance Committee will consider candidates suggested by shareholders on the same terms as candidates selected by the Nominating and Corporate Governance Committee.

BOARD COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

Each of the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee operate under written charters adopted by the Board. The Board has also adopted written Corporate Governance Guidelines in accordance with listing requirements of the New York Stock Exchange and a written Code of Business Conduct and Ethics that applies to directors, management and employees of the Company. We have made available copies of our Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website at www.tangeroutlets.com by first clicking on “INVESTOR RELATIONS”, then “CORPORATE OVERVIEW”, and then, “GOVERNANCE DOCUMENTS”. Copies of these documents may also be obtained by sending a request in writing to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits a single set of annual reports, proxy statements, and Notices to be sent to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. Each shareholder would receive a separate voter instruction form if the household received printed proxy materials. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of the Notice will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

Depending upon the practices of your broker, bank or other nominee, you may be required to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold Common Shares in your own name as a shareholder of record, householding will not apply to you. Extra copies of any annual report, Proxy Statement, information statement or Notice Regarding the Availability of Proxy Materials may be obtained free of charge by calling our Investor Relations Department at (336) 834-6892 or sending your request to the attention of the Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.

OTHER BUSINESS

We know of no other business which will come before the meeting for action. However, if any business other than that described in the Proxy Statement comes before the meeting, the persons designated as proxies will have authority to vote in accordance with their best judgment with respect to such business.

68     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

APPENDIX A – DEFINITIONS AND RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

DEFINED TERMS

FUNDS FROM OPERATIONS

Funds From Operations (“FFO”) is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (“NAREIT”), of which we are a member. FFO represents net income (loss) (computed in accordance with GAAP) before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations (“AFFO”), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	FFO does not reflect changes in, or cash requirements for, our working capital needs;
●

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

●	FFO, which includes discontinued operations, may not be indicative of our ongoing operations; and
●	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

ADJUSTED FUNDS FROM OPERATIONS

We present AFFO, as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management’s performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

www.tangeroutlets.com     69

APPENDIX A

AFFO has limitations as an analytical tool. Some of these limitations are:

●	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
●	AFFO does not reflect changes in, or cash requirements for, our working capital needs;
●

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;

●	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and
●	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

PORTFOLIO NET OPERATING INCOME AND SAME CENTER NOI

We present portfolio net operating income (“Portfolio NOI”) and Same Center NOI as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results of operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation to or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

70     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

APPENDIX A

Below is a reconciliation of net income to FFO available to common shareholders and AFFO available to common shareholders (in thousands, except per share amounts): (1)

	2016	2015	2014
Net income	$204,329	$222,168	$78,152
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	113,645	102,515	100,961
Depreciation and amortization of real estate assets - unconsolidated joint ventures	18,910	20,053	12,212
Impairment charges - unconsolidated joint ventures	2,919	—	—
Gain on sale of assets and interests in unconsolidated entities	(4,887)	(120,447)	(7,513)
Gain on previously held interests in acquired joint ventures	(95,516)	—	—
FFO	239,400	224,289	183,812
FFO attributable to noncontrolling interests in other consolidated partnerships	(348)	268	(185)
Allocation of earnings to participating securities	(2,192)	(2,408)	(3,653)
FFO available to common shareholders (1)	$236,860	$222,149	$179,974
As further adjusted for:
Compensation related to director and executive officer terminations (2)	1,180	(731)	7
Acquisition costs	487	—	2,365
Demolition costs	441	—	—
Casualty gain	—	—	(486)
Gain on early extinguishment of debt	—	—	13,140
Gain on sale of outparcel	(1,418)	—	—
Write-off of debt discount due to repayment of debt prior to maturity (3)	882	—	—
Impact of above adjustments to the allocation of earnings to participating securities	(15)	8	(302)
AFFO adjustments from unconsolidated joint ventures	—	—	237
AFFO available to common shareholders (1)	$238,417	$221,426	$194,935
FFO available to common shareholders per share - diluted (1)	$2.36	$2.23	$1.82
AFFO available to common shareholders per share - diluted (1)	$2.37	$2.22	$1.97
Weighted Average Shares:
Basic weighted average common shares	95,102	94,698	93,769
Effect of notional units	175	—	—
Effect of outstanding options and restricted common shares	68	61	70
Diluted weighted average common shares (for earnings per share computations)	95,345	94,759	93,839
Exchangeable operating partnership units	5,053	5,079	5,115
Diluted weighted average common shares (for FFO and AFFO per share
computations) (1)	100,398	99,838	98,954

(1)	Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for Common Shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company’s Common Shares, subject to certain limitations to preserve the Company’s REIT status.
(2)	For the year ended December 31, 2016, represents cash severance and accelerated vesting of restricted shares associated with the departure of an officer in August 2016 and the accelerated vesting of restricted shares due to the death of a director in February 2016. For the year ended December 31, 2015, represents the reversal of certain share-based compensation awards previously recognized on awards not expected to vest due to the announcement that the Company’s then Chief Financial Officer would retire in May 2016.
(3)	Due to the January 28, 2016 early repayment of the $150 million mortgage secured by the Deer Park, New York property, which was scheduled to mature August 30, 2018.

www.tangeroutlets.com     71

APPENDIX A

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio (in thousands):

	2016	2015
Net income	$204,329	$222,168
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(10,872)	(11,484)
Interest expense	60,669	54,188
Gain on sale of assets and interests in unconsolidated entities	(6,305)	(120,447)
Gain on previously held interests in acquired joint ventures	(95,516)	—
Other non-operating (income) expense	(1,028)	36
Depreciation and amortization	115,357	103,936
Other non-property (income) expenses	(23)	(1,317)
Acquisition costs	487	—
Demolition Costs	441	—
Corporate general and administrative expenses	46,012	43,966
Non-cash adjustments (1)	(3,613)	(3,792)
Termination rents	(3,599)	(4,576)
Portfolio NOI	306,339	282,678
Non-same center NOI (2)	(33,152)	(18,340)
Same Center NOI	$273,187	$264,338

(1)	Non-cash items include straight-line rent, net above and below market rent amortization and gains or losses on outparcel sales, as applicable.
(2)	Excluded from Same Center NOI:

Outlet centers opened:		Outlet centers sold:		Outlet centers acquired:
Daytona Beach	November 2016	Kittery I & II	September 2015	Glendale (Westgate)	June 2016
Foxwoods	May 2015	Tuscola	September 2015	Savannah	August 2016
Grand Rapids	July 2015	West Branch	September 2015
Southaven	November 2015	Barstow	October 2015
		Fort Myers	January 2016

72     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 19, 2017.

Vote by Internet ●Go to www.envisionreports.com/SKT ●Or scan the QR code with your smartphone ●Follow the steps outlined on the secure website
Vote by telephone
●Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
●Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all director nominees listed in Proposal 1, FOR Proposals 2 and 3 and FOR ONE YEAR in Proposal 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - William G. Benton	☐	☐	☐	02 - Jeffrey B. Citrin	☐	☐	☐	03 - David B. Henry	☐	☐	☐
	04 - Thomas J. Reddin	☐	☐	☐	05 - Thomas E. Robinson	☐	☐	☐	06 - Bridget M. Ryan-Berman	☐	☐	☐
	07 - Allan L. Schuman	☐	☐	☐	08 - Steven B. Tanger	☐	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

3.	To approve, on a non-binding basis, named executive officer compensation.	☐	☐	☐
		1 Year	2 Years	3 Years	Abstain
4.	To approve, on a non-binding basis, the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐

5.	To transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

02JIUE

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Tanger Factory Outlet Centers, Inc.

Appointment of Proxy for Annual Meeting on May 19, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Steven B. Tanger and Chad D. Perry, and each of them, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 19, 2017, and at any postponement(s), continuation(s) or adjournment(s) thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated April 5, 2017 (receipt of which, or access to, is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn, postpone or continue the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

In their discretion, the proxies are authorized to vote (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (z) on such other business as may properly come before the Annual Meeting or at any adjournments, continuations, or postponements thereof.

The shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR all director nominees listed in Proposal 1, FOR Proposals 2 and 3 and FOR ONE YEAR in Proposal 4.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.